      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY __, 1999
                                                     REGISTRATION NO. __________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                            STAR SERVICES GROUP, INC.
                 (Name of Small Business Issuer in its Charter)

                                  ------------


                 FLORIDA                                        4953                                65-0893224
      (State or Other Jurisdiction                  (Primary Standard Industrial                 (I.R.S. Employer
    of Incorporation or Organization)                Classification Code Number)                Identification No.)

                            STAR SERVICES GROUP, INC.
                            2075 NORTH POWERLINE ROAD
                          POMPANO BEACH, FLORIDA 33069
                                 (954) 974-3800

                          ----------------------------
                          (Address and Telephone Number
                         of Principal Executive Offices)

                            STAR SERVICES GROUP, INC.
                            2075 NORTH POWERLINE ROAD
                          POMPANO BEACH, FLORIDA 33069

                          ----------------------------
                     (Address of Principal Place of Business
                    or Intended Principal Place of Business)

                                  ------------
                               JACK R. CASAGRANDE
                              CHAIRMAN OF THE BOARD
                            STAR SERVICES GROUP, INC.
                            2075 NORTH POWERLINE ROAD
                          POMPANO BEACH, FLORIDA 33069
                                 (954) 974-3800

                          ----------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                  ------------

                        COPIES OF ALL COMMUNICATIONS TO:

        SAMUEL G. WEISS, ESQ.                         GARY M. EPSTEIN, ESQ.
        WEISS & FEDERICI, LLP                        GREENBERG TRAURIG, P.A.
            30 MAIN STREET                            1221 BRICKELL AVENUE
   PORT WASHINGTON, NEW YORK 11050                    MIAMI, FLORIDA 33131
            (516) 944-7749                               (305) 579-0500

                                  ------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  ------------

                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO BE       AGGREGATE OFFERING    AGGREGATE OFFERING   REGISTRATION
      SECURITIES TO BE REGISTERED            REGISTERED        PRICE PER SHARE(1)         PRICE(2)             FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value......       20,000,000 shares            -                $125,000,000        $34,750.00
========================================================================================================================


(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is not included in this table.
(2) Estimated, in accordance with Rule 457(c) of the Securities Act of 1933, solely for the purpose of determining the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement (the "Registration Statement") contains two separate prospectuses. The first prospectus (the "Prospectus") relates to the offer and issuance by the Company of 12,000,000 shares of common stock in connection with future acquisitions of other businesses or properties. The second prospectus (the "Registering Shareholder Prospectus") relates to the offering of 8,000,000 shares of common stock by the shareholders of the Company (the "Selling Shareholders") from time to time after effectiveness of the Registration Statement. Following the Prospectus are certain alternate pages of the Registering Shareholder Prospectus, including alternate front outside and back outside cover pages, an alternate "Use of Proceeds" section, an alternate "Dilution" section, an alternate "Registering Shareholders" section to replace the "Principal and Selling Shareholders" section of the Prospectus, an alternate "Concurrent Registration" section, an alternate "Legal Matters" section, and a section entitled "Plan of Distribution." Each of the alternate pages for the Registering Shareholders Prospectus included herein is labeled "Alternate page for Registering Shareholders Prospectus." All other sections of the Prospectus are to be used in the Selling Shareholders Prospectus. In addition, cross references in the Prospectus will be adjusted in the Registering Shareholders Prospectus to refer to the appropriate sections.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      SUBJECT TO COMPLETION JULY ___, 1999

                                   PROSPECTUS

                                12,000,000 SHARES

                                  COMMON STOCK

                            STAR SERVICES GROUP, INC.
                             (A FLORIDA CORPORATION)

         Star Services Group, Inc. is a regional, integrated solid waste services company that presently provides solid waste collection, transfer, disposal and recycling services in south and central Florida.

         We may offer and issue the 12,000,000 shares from time to time in connection with future acquisitions of other businesses or properties. See "Plan of Distribution." We will set forth in a supplement to this prospectus all material information about our issuance of shares in connection with future acquisitions.

         Concurrently with this offering, the Company is registering for resale 8,000,000 shares pursuant to rights granted to the shareholders of the Company. Of these 8,000,000 shares, 2,000,000 were issued by the Company in a private placement in May 1999. See "Selling Shareholders." We will receive none of the proceeds from the sale of these 8,000,000 shares, but will pay the expenses for their registration. In general, the proceeds to the selling shareholders will be the selling price of the shares sold less any discounts or commissions.

         The Company may offer, from time to time, all of the shares included in this offering. Since the shares are being offered on a delayed or continuous basis under Rule 415 of the Securities Act of 1933 we cannot provide information about the price of the shares or proceeds to the Company.

         We cannot assure that any of the shares being offered by this prospectus will be sold.

         Our stock trades on Nasdaq's OTC Bulletin Board (R) under the symbol "SSVC." On July 14, 1999, the closing bid price of the stock was $6 1/4.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

                     PROSPECTUS DATED _______________, 1999

                                TABLE OF CONTENTS


                                                                            PAGE

Prospectus Summary...........................................................3

The Company..................................................................3

Risk Factors.................................................................6

Use of Proceeds..............................................................11

Dividend Policy..............................................................11

Dilution.....................................................................11

Principal and Selling Shareholders...........................................12

Selected Historical Financial and Operating Data.............................19

Management's Discussion and Analysis of Financial Condition
  and Results of Operations..................................................20

Results of Operations........................................................23

Disclosure Regarding Pro Forma Information...................................23

Business.....................................................................26

Management...................................................................36

Certain Relationships and Related Transactions...............................40

Description of Capital Stock.................................................41

Shares Eligible for Future Sale..............................................43

Plan of Distribution.........................................................44

Legal Matters................................................................45

Experts......................................................................45

Available Information........................................................45

Information Not Required in the Prospectus...................................1


                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise specified, all references to "Star Services" or the "Company" mean Star Services Group, Inc. and our subsidiaries, and all references to "solid waste" mean non-hazardous solid waste.

                                   THE COMPANY

         Star Services Group, Inc. is an integrated solid waste services company providing services in south and central Florida. We intend to expand our operations into other areas of the eastern United States. We currently provide solid waste collection, transfer, disposal and recycling services in the Greater Miami, Fort Lauderdale and Palm Beach markets. We currently own and operate one company that collects solid waste and three material recovery facilities ("MRFs"), and we operate one construction and demolition debris landfill (a "C&D Landfill"). As of June 30, 1999, we were providing service to more than 700 commercial and industrial customers in Florida.

         Star Services was formed in February 1999, to build a leading solid waste service company in Florida and the eastern United States. We have targeted these markets because we believe that they have strong projected economic or population growth rates. Additionally, our senior management team has extensive experience in acquiring, integrating and operating solid waste services businesses in the eastern United States.

         We have developed a multi-faceted strategy to develop our business in additional markets as follows:

         - Initially, we plan to make certain strategic acquisitions in selected markets.

         - In markets where suitable acquisitions candidates are not available, we plan to start new operating companies by using relationships established with our customers in existing markets and a sales force dedicated to building new client relationships.

         - Our operating philosophy will focus on internal growth through exceptional service.

         - We will attempt to obtain contracts and exclusive arrangements with local or regional governmental entities.

         - We may seek to acquire or operate a transfer station, landfill, MRF or lakefill operation in order to become more vertically integrated in a particular market.

         The Company was incorporated under the laws of the State of Florida in April 1989 under the name Bailey & Baron, Inc. for the purpose of seeking viable businesses or enterprises with which to enter into a business combination. The Company had no material operations until June 1999, when Star Services, was merged (the "Merger") into the Company and the Company changed its name to Star Services Group, Inc. The Company was the surviving corporation in the merger. The Board of Directors and management of Star Services became the Board of Directors and management of the surviving corporation.

         Star Services had been formed in February 1999 as a holding company to facilitate the consolidation of the operations of six companies which were under common control, but which had operated independently. The Company acquired 100% of the capital stock of these predecessor companies in February 1999 in exchange for 5,000,000 shares of Star Services' common stock and they become wholly-owned subsidiaries of Star Services.

         These predecessor corporations had revenues for the year ended December 31, 1998 and the three months ended March 31, 1999 of approximately $3.5 million and $2.2 million, respectively.

         The six predecessor companies are:

         -   Delta Recycling Corp. ("Delta Recycling")

         -   Delta Transfer Corp. ("Delta Transfer")

         -   Eastern Recycling, Inc. ("ERI")

         -   Delta Resources Corp. ("Resources")

         -   Delrock Management Corp. ("Delrock")

         -   Delta Waste Corp. ("Delta Waste")

         These companies specialize in the collection, recycling and disposal of construction and demolition materials and also provide other solid waste collection, recycling and waste industry services. In addition, ERI has entered into an agreement giving it the exclusive right to excavate, dredge, mine and remove sand products from a portion of a lake in Pompano Beach, Florida. ERI has not yet performed any dredging operations pursuant to this agreement. Delrock owns certain real estate used in conjunction with the Company's operations. In April 1999, Star Services formed an additional wholly-owned subsidiary, Delta Tall Pines Corp., to operate a MRF in Palm Beach County. See "Certain Transactions."

         In May 1999, Delta Resources agreed to purchase a C&D landfill in Marion County, Florida for $1.8 million. Consummation of the transaction is subject to satisfaction of certain conditions by the seller.

         In June 1999, Delta Waste Corp. entered into an agreement with Waste Management, Inc. to purchase seven solid waste collection routes and associated equipment from Waste Management, Inc. for $5.2 million. Consummation of the transaction is subject to regulatory approval.

         Star Services Group, Inc.'s executive offices are located at 2075 N. Powerline Road, Pompano Beach, Florida 33069, telephone no. (954) 974-3800.

                             SUMMARY FINANCIAL DATA

         The following tables present summary financial data derived from the financial statements of the Company included elsewhere in this prospectus. The balance sheet data for March 31, 1999 and the statement of operations data for the three-month periods ended March 31, 1999 and 1998 have not been audited by independent auditors, but in the opinion of management of the Company, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. The following data should be read in conjunction with the financial statements of the Company and related notes thereto:


                                                 AUGUST 26, 1997
                                                   (INCEPTION)                           THREE MONTHS ENDED
                                                    THROUGH          YEAR ENDED               MARCH 31,
                                                  DECEMBER 31        DECEMBER 31     ------------------------------
                                                      1997               1998              1998            1999
                                                      ----               ----              ----            ----

STATEMENT OF OPERATIONS DATA:
   Total revenues                                 $   235,596        $ 3,542,851      $   171,654      $ 2,217,469
   Income (loss) from operations                  $    31,305        $   (19,319)     $   (72,324)     $   117,625
   Interest expense                               $    (1,613)       $   (70,423)     $    (8,250)     $   (39,743)
   Net income (loss)                              $    29,692        $   (89,742)     $   (80,574)     $    50,623
   Pro forma income tax (expense) benefit         $    (9,000)       $    27,000      $    24,000      $   (27,259)
   Pro forma net income (loss)                    $    20,692        $   (62,742)     $   (56,574)     $    50,623
   Pro forma earnings (loss) per share            $      0.00        $     (0.01)     $     (0.01)     $      0.01
   Common shares                                    5,000,000          5,000,000        5,000,000        5,016,306

                                                                  MARCH 31, 1999
                                                                  --------------

BALANCE SHEET DATA:
   Cash                                                             $3,144,819
   Current assets                                                   $4,139,486
   Current liabilities                                              $1,880,567
   Working capital                                                  $2,258,919
   Total assets                                                     $7,021,614
   Long-term debt, net of current portion                           $1,667,274
   Shareholders' equity                                             $3,473,773

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements are found in the material set forth under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the prospectus generally. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

         The Company Has a Short History and our Growth Strategy May Not Work Effectively. Star Services was formed in February 1999. The operating companies that Star Services acquired commenced operations in August 1997. Accordingly, we have only a limited operating history on which you may evaluate our business and prospects. You should consider the disclosures about Star Services in this prospectus in light of the risks, expenses and difficulties that companies frequently encounter in their early stages of development. Our recently assembled senior management team may not be able to manage Star Services successfully or to implement our operating and growth strategies.

         The Company May Not be Able to Effectively Integrate Acquired Companies into its Operations. Our growth and future financial performance depend on our ability to integrate acquired businesses into our organization and operations. Part of our strategy is to achieve economies of scale and operating efficiencies by growing through acquisitions. We may not achieve these goals unless we are able to acquire businesses and effectively combine their operations with our existing operations. We may not be able to integrate our future acquisitions successfully.

         Due to Numerous Factors, the Company's Planned Expansion Could be Curtailed. Our growth strategy includes expanding through acquisitions, acquiring exclusive arrangements with municipalities and generating internal growth. Whether we can execute our growth strategy depends on several factors, including:

         -   the success of existing and emerging competition

         -   the availability of acquisition candidates

         - our ability to maintain profit margins in the face of competitive pressures

         - our ability to continue to recruit, train and retain qualified employees

         - the strength of demand for our services the availability of capital to support our growth.

         Star Services may grow rapidly at times, which could significantly strain our management, operational, financial and other resources. To maintain and manage our growth, we will need to expand our management information systems capabilities and our operational and financial systems and controls. We will also need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees.

         Failure to do any of these things would materially and adversely affect our business and financial results.

         We May Not Be Able to Locate Suitable Acquisition Candidates. Although we have identified several acquisition candidates that we believe are suitable, we may not be able to acquire them at prices or on terms and conditions favorable to us. As a result, our growth could be limited.

         We compete for acquisition candidates with other entities, most of which have greater financial resources than we do. Increased competition for acquisition candidates may make fewer acquisition opportunities available to us, and may cause us to pay more for acquisitions. Acquisition costs may increase to levels beyond our financial capability or that would adversely affect our operating results and financial condition. Our ability to make acquisitions may depend in part on the relative attractiveness of our common stock as consideration for potential acquisition candidates. This attractiveness may depend largely on the relative market price and capital appreciation prospects of our common stock compared to the stock of our competitors. If the market price of our common stock is not maintained at attractive levels, it may be difficult to make acquisitions on terms that would not create too much dilution for our existing shareholders.

         The Solid Waste Services Industry is Highly Competitive. Our industry is highly competitive and fragmented and requires substantial labor and capital resources. Some of the markets in which we compete or expect to compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill. We may also compete with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These operators may have financial advantages over Star Services because of their access to user fees and similar charges, tax revenues and tax-exempt financing. A number of our competitors are better capitalized, have greater name recognition and are able to provide services at a lower cost than Star Services. Our inability to compete with governmental service providers and larger and better capitalized companies could materially and adversely affect our business and financial results.

         We expect to derive a portion of our revenue from services provided under exclusive municipal contracts and franchise agreements. Many of these will be subject to competitive bidding at some time in the future. We also intend to bid on additional municipal contracts and franchise agreements. However, we may not be the successful bidder. If we were not able to replace revenues from contracts lost through competitive bidding with other revenues within a reasonable time period, the lost revenues could materially and adversely affect our business and financial results.

         We face intense competition not only to provide services to customers but also to acquire other businesses within each market. Other companies have adopted or are likely to adopt our strategy of acquiring and consolidating regional and local businesses. We expect that increased consolidation in the solid waste services industry will increase competitive pressures.

         The Company Has Recently Experienced Working Capital Deficits. At December 31, 1998, Star Services had a working capital deficit of $473,090. In managing our working capital, we generally apply the cash generated from our operations that remains after satisfying our working capital and capital expenditure requirements. We currently finance our working capital requirements from internally generated funds and the net proceeds of the Private Placement.

         We May Not Be Able to Obtain Financing to Fund Planned Growth. We expect to finance future acquisitions through cash from operations, borrowings, issuance of equity or debt securities and/or seller financing. If acquisition candidates are unwilling to accept, or we are unwilling to issue, shares of our common stock as part of the consideration for such acquisitions or if our common stock does not maintain a sufficient market value, we may have to use more of our cash or borrowings under credit facilities that Star Services may establish in the future to fund acquisitions. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. If available cash from operations and borrowings under credit facilities that Star Services may establish in the future are not sufficient to fund acquisitions, we will need additional equity and/or debt financing. If we seek more debt, we will incur the risks involved in leverage, and may have to agree to financial covenants that limit our operational and financial flexibility. If we seek more equity, we may dilute the ownership interests of our then-existing shareholders. We will also need to make substantial capital expenditures to develop or acquire and to maintain new landfills, transfer stations and other facilities. We may not have enough capital or be able to raise or borrow enough additional capital on satisfactory terms to meet our capital requirements.

         Credit facilities often require a borrower to obtain the consent of the lending banks before acquiring any other business. Under that circumstance, if we are not able to obtain such consent, we may be unable to complete certain acquisitions, which could inhibit our growth. Credit facilities frequently also contain financial covenants based on current and projected financial condition after completing an acquisition. If we cannot satisfy these financial covenants on a pro forma basis after completing an acquisition, we would not be able to complete the acquisition without a waiver from the lending banks. Whether or not a waiver is needed, if the results of our future operations differ materially from what we expect, we may no longer be able to comply with the covenants in that type of credit facility. Our failure to comply with such covenants may result in a default under the credit facility, which would allow our lending banks to accelerate the date for repayment of debt incurred under the credit facility and materially and adversely affect our business and financial results.

         We Depend Highly on a Few Key Executive Officers. Star Services depends significantly on the services of Jack R. Casagrande, our Chairman and Chief Executive Officer, Patrick F. Marzano, our President, Richard Loss, our Chief Financial Officer, Phillip Foreman, our Chief Operating Officer, and Thomas Roberts, our Vice President. The departure of any of those persons might materially and adversely affect our business and financial results. Thomas Roberts, the Company's Vice President, has entered into a two-year employment agreement with the Company. This agreement contains a covenant not to compete. We may not be able to enforce this agreement.

         The Limited Geographic Market in Which we Operate Could Negatively Impact our Future Growth. We currently operate only in the state of Florida. We expect to focus our operations in Florida and the eastern United States for at least the foreseeable future. Therefore, our business and financial results would be harmed by downturns in the general economy of the eastern United States, particularly in Florida. Other factors affecting the region, such as state regulations affecting the solid waste services industry and severe weather conditions may also affect our business and financial results. In addition, the costs and time involved in the permitting and scarcity of available landfills in the Eastern United States could make it difficult for us to expand vertically in those markets. We may not complete any acquisitions in markets other than south or central Florida to lessen our geographic concentration.

         The Solid Waste Services Industry is Subject to Extensive Governmental Regulation. Star Services is subject to extensive and evolving environmental laws and regulations. These have been enforced more and more stringently in recent years because of greater public interest in protecting the environment. These laws and regulations impose substantial costs on Star Services and affect our business in many ways. In addition, federal, state and local governments may change the rights they grant to and the restrictions they impose on companies in the solid waste industry, and such changes could have a material adverse effect on Star Services.

         To own and operate landfills, we must obtain and maintain licenses or permits and zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time-consuming to obtain and renew, and elected officials and citizens' groups frequently oppose them. We may not be able to obtain and maintain the permits and approvals we need to own or operate landfills (including increasing their capacity), and failure to do so could materially and adversely affect our business and financial results.

         Extensive regulations govern the design, operation and closure of landfills. These regulations include the regulations ("Subtitle D Regulations") that establish minimum federal requirements adopted by the U.S. Environmental Protection Agency in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"). If Star Services fails to comply with these regulations, we could be required to undertake investigatory or remedial activities, curtail operations or close a landfill and/or MRF temporarily or permanently. Future changes to these regulations may require us to modify, supplement or replace equipment or facilities at substantial costs. If regulatory agencies fail to enforce these regulations vigorously or consistently, our competitors whose facilities do not comply with the Subtitle D Regulations or their state counterparts may obtain an advantage over us. Our financial obligations arising from any failure to comply with these regulations could materially and adversely affect our business and financial results.

         Companies in the solid waste services business are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizens' groups. Governmental agencies may impose fines or penalties on us. They may also attempt to revoke or deny renewal of our operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations, or to require us to remediate potential environmental problems relating to waste that we or our predecessors collected, transported, disposed of or stored. Individuals or community groups might also bring actions against us in connection with our operations. Any adverse outcome in these proceedings could have a material adverse effect on our business and financial results and create adverse publicity about Star Services.

         Potential Environmental Liability in the Solid Waste Services Industry is Potentially Large. Star Services is liable for any environmental damage that our solid waste facilities cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water. We may be liable for damage resulting from conditions existing before we acquired these facilities. We may also be liable for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal that we or our predecessors arranged. Any substantial liability for environmental damage could materially and adversely affect our business and financial results.

         Each business that we acquire or have acquired may have liabilities that we fail to discover, including liabilities that arise from prior owners' failure to comply with environmental laws. As a successor owner, we may be legally responsible for these liabilities. Even if we obtain legally enforceable representations, warranties and indemnities from the sellers of such businesses, they may not cover fully the liabilities. Some environmental liabilities, even if we do not expressly assume them, may be imposed on Star Services under various legal theories. Our insurance program does not cover liabilities associated with any environmental cleanup or remediation of our own sites. A successful uninsured claim against Star Services could materially and adversely affect our business and financial results.

         Governmental Agencies Place Limitations on Landfill and Lakefill Permitting and Expansion. We currently own and operate two lakefill operations and operate a lakefill and a C&D Landfill. Our ability to meet our growth objectives may depend in part on our ability to acquire, lease and expand landfills and lakefills and develop new landfill and lakefill sites. We may not be able to obtain new landfill or lakefill sites or expand the permitted capacity of our landfills when necessary.

         In some areas in which we intend to operate, suitable land for new sites or expansion of existing landfill sites may be unavailable. Operating permits for landfills in the states in which we operate or intend to operate must generally be renewed at least every five years. It has become increasingly difficult and expensive to obtain required permits and approvals to build, operate and expand solid waste management facilities, including landfills and transfer stations. The process often takes several years, requires numerous hearings and compliance with zoning, environmental and other requirements, and is resisted by citizen, public interest or other groups. We may not be able to obtain or maintain the permits we require to expand, and such permits may contain burdensome terms and conditions. Even when granted, final permits to expand are often not approved until the remaining permitted disposal capacity of a landfill is very low. Local laws and ordinances also may affect our ability to obtain permits to expand landfills. If we were to exhaust our permitted capacity at a landfill, our ability to expand internally would be limited, and we could be required to cap and close that landfill and forced to dispose of collected waste at more distant landfills or at landfills operated by our competitors. The resulting increased costs would materially and adversely affect our business and financial results.

         Alternatives to Landfill Disposal Could Negatively Impact the Solid Waste Services Industry. Some areas in which we operate offer alternatives to landfill disposal, such as recycling, composting and incineration. In addition, state and local authorities increasingly require recycling and waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These developments may reduce the volume of waste in certain areas. For example, several states have adopted plans that set goals for percentages of certain solid waste items to be recycled. Increased use of alternatives to landfill disposal may materially and adversely affect our business and financial results.

         The Company's Accruals for Closure and Post-Closure Costs in Connection with its Landfills may be Inadequate. We may be required to pay closure and post-closure costs of landfills and any disposal facilities that we own or operate. We will accrue for future closure and post-closure costs of our owned landfills (generally for a term of 30 years after final closure of a landfill), based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill. Our obligations to pay closure or post-closure costs may exceed the amount we accrued and reserved and other amounts available from funds or reserves established to pay such costs. This could materially and adversely affect our business and financial results.

         Charges Related to Capitalized Expenditures. In accordance with generally accepted accounting principles, we expect to capitalize some expenditures and advances relating to acquisitions, pending acquisitions and landfill development projects. We expect to expense indirect acquisition costs such as executive salaries, general corporate overhead, public affairs and other corporate services as we incur those costs. We expect to charge against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that we estimate we will recover, through sale or otherwise) that relate to any operation that is permanently shut down, any pending acquisition that is not consummated and any landfill development project that we do not expect to complete. Therefore, Star Services may incur charges against earnings in future periods, which could materially and adversely affect our business and financial results.

         The Company Might be Unable to Obtain Performance or Surety Bonds, Letters of Credit or Insurance. Municipal solid waste services contracts and landfill and MRF closure obligations may require Star Services to obtain performance or surety bonds, letters of credit, or other means of financial assurance to secure our performance. Some of our existing operations require us to maintain performance bonds. In addition, some of our existing solid waste collection and recycling contracts may require us to obtain performance bonds. In the future, if we are not able to obtain performance or surety bonds or letters of credit in sufficient amounts or at acceptable rates, we may not be able to enter into additional municipal solid waste services contracts or obtain or retain landfill, MRF and lakefill operating permits. Any future difficulty we encounter in obtaining insurance could also make it more difficult for us to secure future contracts conditioned on our having adequate insurance coverage. Our failure to obtain means of financial assurance or adequate insurance coverage could materially and adversely affect our business and financial results.

         Commodity Risk On Resale of Recyclables. We provide recycling services. The sale prices of and demand for recyclable waste products, particularly wastepaper, are frequently volatile and may affect our operating results.

         Potential Anti-Takeover Effect of Certain Charter and By-Law Provisions and Florida Law. Certain provisions in our Articles of Incorporation and By-Laws, and in the Florida Business Corporation Law may deter tender offers and hostile takeovers and delay or prevent changes in control or management of Star Services, including transactions in which shareholders might be paid more than current market prices for their shares. These provisions may also limit shareholders' ability to approve transactions that they believe are in their best interests.

         Our Shareholders Could be Subject to the Dilutive Effects Resulting from Future Issuances of our Equity Securities. Shareholders may experience dilution if we issue common stock upon the exercise of outstanding stock options and warrants or as consideration for acquisitions. We may also make additional public offerings of our common stock in the future.

         No Market for the Shares. While our common stock now trades on Nasdaq's OTC Bulletin Board(R), we cannot ensure that the market for our common stock will be as liquid as if it traded on a national exchange or on Nasdaq's National Market or Small Cap markets.

         The Company Has Not, and Does Not Expect to Pay Dividends in the Near Future. We do not intend to pay cash dividends on the common stock. In addition, any credit facility that we enter into in the future may prohibit us from paying cash dividends without the consent of our lenders.

         Impact of the Year 2000. We will need to modify or replace portions of our software so that our computer systems will function properly with respect to dates in the year 2000 ("Year 2000") and afterwards. We expect to complete those modifications and upgrades during 1999 at a total cost of approximately $10,000. Because our operations rely primarily on mechanical systems such as trucks to collect solid waste, we do not expect our operations to be significantly affected by Year 2000 issues. Our customers may need to make Year 2000 modifications to software and hardware that they use to generate records, bills and payments relating to Star Services. We do not rely on vendors on a routine basis except for providers of disposal services. We take waste to a site and are normally billed based on tonnage disposed. We believe that if our disposal vendors encounter Year 2000 problems, they will convert to manual billing based on scale recordings until they resolve those issues.

         In assessing our exposure to Year 2000 issues, we believe our biggest challenges lie in the following areas: Year 2000 issues at our banks, large (typically municipal) customers and acquired businesses between the time we acquire them and the time we implement our own systems. If Star Services and our vendors, banks and customers do not complete required Year 2000 modifications on time, the Year 2000 issue could materially affect our operations. We believe, however, that in the most reasonably likely worst case, the effects of Year 2000 issues on our operations would be brief and small relative to our overall operations. We have not made a contingency plan to minimize operational problems if Star Services and our vendors, banks and customers do not timely complete all required Year 2000 modifications.

                                 USE OF PROCEEDS

         Of the 12,000,000 shares that may be offered and issued by the Company from time to time in connection with future acquisitions of other solid waste related businesses or properties, the net proceeds of the offering or offerings cannot be determined because the shares are being offered on a delayed or continuous basis.

                                 DIVIDEND POLICY

         We have never paid cash dividends on our common stock. We do not currently anticipate paying any cash dividends on the common stock. We intend to retain all earnings to fund the operation and expansion of our business.

                                    DILUTION

         The 12,000,000 shares offered hereby may be offered from time to time by the Company in connection with future acquisitions of other solid waste related businesses or properties. Because the terms and times of future acquisitions are unknown at this time, the Company is unable to determine the dilutive effect, including any effect on the net tangible book value of the shares, that the sales of those 12,000,000 shares will have on current equity positions or any dilution of the purchaser's equity interest that will occur due to additional offerings of shares by the Company. An acquisition or series of acquisitions in which any of the 12,000,000 shares offered by the Company as part of the purchase price would require the Company to file an amendment to the Registration Statement of which this prospectus forms a part discussing or disclosing the acquisition or acquisitions.

                             PRINCIPAL SHAREHOLDERS

         The following table and footnotes set forth certain information regarding the ownership of Star Services' common stock as of July 15, 1999, and as adjusted to reflect the sale of the shares offered by the Company and the selling shareholders of the shares being registered hereunder by (i) persons known by the Company to beneficially own 5% or more of the outstanding shares of common stock, (ii) each of the Company's executive officers, (iii) each director of the Company and (iv) all current officers and directors as a group.




                                                                 PERCENT OF SHARES
                                                NUMBER OF            OF COMMON
  NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES OWNED         STOCK OWNED
  ------------------------------------       -----------------   ------------------

Casagrande, Jack R.                             700,000                8.8
  16224 NW 82nd Place
  Miami, FL 33016

Casagrande, Rocco                               531,250                6.7
  62 E. Mall Drive
  Melville, NY 11747

Foreman, Phillip                                      0                  0
  c/o Star Services Group, Inc.
  2075 North Powerline Road
  Pompano Beach, FL 33069

Greene, Charles                               1,100,000               13.8
  910 NW 116th Terrace
  Plantation, FL 33325

Loss, Richard
  c/o Star Services Group, Inc.
  2075 N. Powerline Road
  Pompano Beach, FL 33069

Marzano, Angelo                                 287,500                3.6
  10476 SW 52nd Street
  Cooper City, FL 33328

Marzano, Frank                                1,100,000               13.8
  30 Blueberry Court
  Melville, NY 11747

Marzano, Patrick                              1,100,000               13.8
  Sea Ranch Club C
  4900 N. Ocean Blvd., #821
  Ft. Lauderdale, FL 33306

Roberts, Thomas                                  10,000                  *
  5386 NW 108th Way
  Coral Springs, FL 33076

Weiss, Samuel                                    16,000                  *
  1197 E. Broadway
  Hewlett, NY 11557

All current executive officers and
  directors as a group (10 persons)           4,844,750               61.0%



-------------------
* Less than 1%.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

         The following tables present selected historical, supplemental and pro forma consolidated statements of operations and balance sheet data of Star Services and the companies it acquired for the periods indicated. Before being acquired by Star Services Group, Inc., these companies operated as separate businesses.

         The following selected financial data as of and for the periods ended December 31, 1997 and 1998 are derived from the Company's audited financial statements. The selected financial data for the three-month periods ended March 31, 1999 and 1998 are derived from the Company's unaudited financial statements. In the opinion of management, such unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the consolidated financial condition and result of operations as of and for the periods presented. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 1999. The financial data below should be read in conjunction with the Company's financial statements and related notes contained elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                      AUGUST 26, 1997
                                        (INCEPTION)                             THREE MONTHS ENDED
                                          THROUGH        YEAR ENDED                  MARCH 31,
                                        DECEMBER 31,     DECEMBER 31       -----------------------------
                                           1997             1998              1998              1999
                                           ----             ----              ----              ----

STATEMENT OF OPERATIONS DATA:
Revenues                               $   235,596       $ 3,542,851       $   171,654       $ 2,217,469
                                       -----------       -----------       -----------       -----------
Expenses:
   Direct costs                            129,029         2,449,085           151,529         1,588,770
   Selling and administrative               63,181           935,723            67,531           457,626
   Depreciation                             12,081           177,362            24,918            53,448
                                       -----------       -----------       -----------       -----------
                                           204,291         3,562,170           243,978         2,099,844
                                       -----------       -----------       -----------       -----------
Income (loss) from operations               31,305           (19,319)          (72,324)          117,625
Interest expense                            (1,613)          (70,423)           (8,250)          (39,743)
                                       -----------       -----------       -----------       -----------
Income (loss) before income taxes           29,692           (89,742)          (80,574)           77,882
Income taxes                                    --                --                --           (27,259)
                                       -----------       -----------       -----------       -----------
Net income (loss)                      $    29,692       $   (89,742)      $   (80,574)      $    50,623
                                       ===========       ===========       ===========       ===========


UNAUDITED PRO FORMA INCOME TAX, NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE INFORMATION (INFORMATION FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1999 IS ACTUAL):



Historical income(loss) before
income taxes                           $    29,692       $   (89,742)      $   (80,574)      $    77,882
Pro forma income tax (expense)
benefit                                     (9,000)           27,000            24,000           (27,259)
                                       -----------       -----------       -----------       -----------
Pro forma net income (loss)            $    20,692       $   (62,742)      $   (56,574)      $    50,623
                                       ===========       ===========       ===========       ===========
Proforma earnings (loss) per share     $      0.00       $     (0.01)      $      (.01)      $       .01
                                       ===========       ===========       ===========       ===========
Historical weighted average shares
outstanding                              5,000,000         5,000,000         5,000,000         5,016,306
                                       ===========       ===========       ===========       ===========

                                                  DECEMBER 31,                       MARCH 31,
                                            ---------------------------      -------------------------
                                              1997             1998            1998            1999
                                              ----             ----            ----            ----

BALANCE SHEET DATA:
 Cash                                        $115,033      $    49,149       $ 36,634      $3,144,819
 Current assets                              $198,133      $   751,525       $581,019      $4,139,486
 Current liabilities                         $ 47,834      $ 1,224,615       $103,976      $1,880,567
 Working capital (deficit)                   $150,299      $  (473,090)      $477,043      $2,258,919



                                                  DECEMBER 31,                       MARCH 31,
                                            ---------------------------      -------------------------
                                              1997             1998            1998            1999
                                              ----             ----            ----            ----


BALANCE SHEET DATA:
 Total assets                                $588,755      $ 2,979,664       $581,019      $7,021,614
 Long-term debt, net of current portion      $220,229      $ 1,316,899       $273,559      $1,667,274
 Stockholders' equity                        $320,692      $   438,150       $617,653      $3,473,773



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read this discussion together with the audited and unaudited financial statements and other financial information contained elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Star Services' actual results may differ materially from those discussed in the forward-looking statements because of various factors, including, but not limited to, those listed in "Risk Factors" and the matters discussed in this prospectus generally.

OVERVIEW

         Star Services Group, Inc. is a regional, integrated solid waste services company that presently provides solid waste collection, transfer, disposal and recycling services in south and central Florida.

         The Company's primary objective is to become one of the leading companies in the environmental service industry in the eastern United States. The Company intends to implement an aggressive program of internal growth and acquisitions aimed at expanding the Company's existing market share and acquiring a number of additional, established operating entities.

         Star Services Group, Inc. intends to grow through both acquisitions and internal growth. We expect a substantial part of our future growth to come from acquiring additional solid waste collection, transfer and disposal businesses. Additional acquisitions could continue to affect period-to-period comparisons of our operating results. We also expect to invest in collection vehicles and equipment, maintenance of existing equipment, and management information systems, which should supply the infrastructure to support our growth. We expect to fund future acquisitions through cash from operations, borrowings, the issuance of debt or equity and/or seller financing. We do not presently have any credit facility for acquisitions or any commitment for one.

         The Company operates in several segments of the environmental services industry: collection, recycling and disposal of construction and demolition debris, land clearing, yard waste debris, and source separated recyclable materials. Star Services' operations are carried out by Delta Recycling Corp., which was incorporated in Florida on August 26, 1997, Delrock Management Corp., which was incorporated in Florida on May 29, 1998, Delta Transfer Corp., which was incorporated in Florida on August 26, 1998, Eastern Recycling, Inc., which was incorporated in Florida on June 11, 1997, Delta Resources Corp., which was incorporated in Florida on January 29, 1999, Delta Waste Corp., which was incorporated in Florida in January 1999 and Delta Tall Pines Corp., which was incorporated in Florida in April 1999.

         Star Services operates MRFs which are licensed and regulated by the State of Florida Department of Environmental Protection and various county agencies. As MRFs, these facilities accept assorted loads of debris consisting of construction and demolition debris, land clearing, yard waste and source separated materials primarily from customers in the construction and demolition industry. The incoming loads are processed using an semi-automated sorting system to separate recyclables from the waste stream. Additional loads are also supplied directly by the Company through its hauling operations. The reclaimed recyclables are shipped to end user markets for re-use. Star Services owns real estate used in conjunction with certain of its operations and also maintains a dredge and fill permit and operates a C&D debris landfill in Titusville, Florida. Each of the above-described operations is performed by one or more of Star Services' subsidiaries.

         C&D debris enters the Company's facilities from its own roll-off collection operation (consisting of over 500 containers in Palm Beach, Miami-Dade and Broward Counties) and from other waste haulers. After the material is inspected at the entrance inspection station and gate house, as required by regulations of the Florida Department of Environmental Protection ("FDEP") and operational safety plans, the material is unloaded on the tipping floor. The material is then sorted to remove appropriately designated recycling materials, which are then placed in containers for storage or shipment to markets. The remaining material is then processed or disposed of in landfills or other facilities.

         Land clearing, yard waste and wood are processed in tub grinders or impact grinders to produce wood chips or mulch which is marketed as boiler fuel or cover material. Large concrete, rocks and other inert material are sent to designated tipping areas for future processing and/or disposed of in our adjoining permitted lakefill operations. The remaining material, consisting of dirt, fines, paper, plastics, metals, glass, drywall, broken concrete blocks, bricks, lumber, wood and the like, is stockpiled for removal or processed through additional screening and picking. The system first screens out fines which are stockpiled for landfill cover material, with the remaining material manually sorted to segregate recyclable material such as wood, plastic, glass, ferrous and non-ferrous metals, corrugated cardboard, paper, roofing and aggregate. The MRFs currently recycle approximately 70% to 90% of all waste that they receive.

CONTRACTS

         Our revenues consist mainly of fees we charge customers for construction and demolition debris transfer, disposal and recycling services. A large part of our collection revenue comes from providing service to industrial, residential and commercial customers. These services are provided under contracts that generally last from one month to five years. The contracts provide a relatively stable source of revenue for Star Services.

         We typically determine the prices for our solid waste services by the collection frequency and level of service, route density, volume, weight and type of waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing, and prices charged by competitors for similar services.

EXPENSES

         Direct costs include labor, fuel, equipment maintenance and tipping fees paid to third party disposal facilities, workers' compensation and vehicle insurance, the cost of materials we purchase for recycling, third party transportation expense, district and state taxes and permits, engineering and legal services.

         Selling and administrative ("S&A") expense includes management, clerical and administrative compensation and overhead costs associated with our marketing and sales force, professional services and community relations expenses.

         Depreciation expense includes depreciation of fixed assets over their estimated useful life using the straight line and accelerated methods and amortization of goodwill and other intangible assets using the straight line method.

         Star Services intends to capitalize some expenditures related to pending acquisitions or development projects, such as legal and engineering expenses. We intend to expense indirect acquisition costs, such as executive and corporate overhead, public relations and other corporate services. We charge against net income any unamortized capitalized expenditures and advances (net of any portion that we believe we may recover, through sale or otherwise) that relate to any operation that is permanently shut down and any pending acquisition or landfill development project that is not completed. We routinely evaluate all capitalized costs, and expense those related to projects that we believe are not likely to succeed.

         We will have material financial obligations relating to closure costs of any disposal facilities we may own or operate in the future. In such case, Star Services will accrue for those obligations, based on engineering estimates of consumption of permitted landfill airspace over the useful life of any such landfill.

INFLATION

         Inflation has not significantly affected our operations. Consistent with industry practice, many of our contracts allow us to pass through certain costs to our customers, including increases in landfill tipping fees and, in some cases, fuel costs. Therefore, we believe that we should be able to increase prices to offset many cost increases that result from inflation. However, competitive pressures may require us to absorb at least part of these cost increases, particularly during periods of high inflation.

SEASONALITY

         Seasonality has not had a material effect on our operations and is not expected to have a material effect in the future.

YEAR 2000 ISSUES

         We will need to modify or replace portions of our software so that our computer systems will function properly with respect to dates in the year 2000 and afterwards. We expect to complete those modifications and upgrades during 1999, at a total cost of approximately $10,000. Because our operations rely primarily on mechanical systems such as trucks to collect solid waste, we do not expect our operations to be significantly affected by Year 2000 issues. Our customers may need to make Year 2000 modifications to software and hardware that they use to generate records, bills and payments relating to Star Services. We do not rely on vendors on a routine basis except for providers of disposal services. We bring waste to a site and are normally billed based on tonnage received. We believe that if our disposal vendors encounter Year 2000 problems, they will convert to manual billing based on scale recordings until they resolve those issues.

         In assessing our exposure to Year 2000 issues, management believes our biggest challenges lie in the following areas: Year 2000 issues at Star Services' banks, large (typically municipal) customers, and acquired businesses between the time Star Services acquires them and the time we implement our own systems. If Star Services and our vendors, banks and customers do not complete the required Year 2000 modifications on time, the Year 2000 issue could affect our operations. We believe, however, that in the most reasonably likely worst case, the effects of Year 2000 issues on our operations would be brief and small relative to our overall operations. We have not made a contingency plan to minimize operational problems if we and our vendors, banks and customers do not timely complete all required Year 2000 modifications.

                              RESULTS OF OPERATIONS

         The financial information for Star Services included in Management's Discussion and Analysis of Financial Condition and Results of Operations and in the audited financial statements included elsewhere in this prospectus relates to the following entities for the periods indicated:


PERIOD ENDED DECEMBER 31, 1997:

Eastern Recycling, Inc.             Period June 11, 1997 (date of incorporation)
                                    through December 31, 1997

Delta Recycling Corp.               Period August 26, 1997 (date of incorporation)
                                    through December 31, 1997

YEAR ENDED DECEMBER 31, 1998:

Eastern Recycling, Inc.             Year ended December 31, 1998

Delta Recycling Corp.               Year ended December 31, 1998

Delta Transfer Corp.                Period August 26, 1998 (date of incorporation)
                                    through December 31, 1998

Delrock Management Corp.            Period May 29, 1998 (date of incorporation)
                                    through December 31, 1998


PERIOD ENDED MARCH 31

         All of the above companies were under common control throughout the periods prior to their consolidation into Star Services Group, Inc. in February 1999. Because the companies commenced operations in late August 1997, financial data for 1998 and 1997 is not truly comparable. Therefore, comparisons are also made to 1997 financial data computed on an annualized basis, based on the actual periods of operation. No assurance can be given that the actual results would have been as presented had the Company been in operation for the full 1997 fiscal year.

                   DISCLOSURE REGARDING PRO FORMA INFORMATION

         Pro forma results of operations (assuming the business combination had been effected in January 1997) are not presented because Bailey & Baron, Inc. was inactive for the periods presented. As a result, pro forma results of operations for the years ended December 31, 1998 and 1997, would be no different than the historical statements of operations presented herewith.

1998 VS. 1997

         Revenues

         Total revenues increased to $3,542,851 in 1998 from $235,596 in 1997 ($706,788 annualized). Based on the annualized 1997 revenues, this was an increase of $2,836,063 or 401%. This increase was primarily attributable to increased volumes, the commencement of operations by Delta Transfer Corp., price increases as a result of increased disposal fees, and the commencement of construction and demolition hauling and disposal operations by Delta Recycling Corp.

         Direct Costs

         Total direct costs increased to $2,449,085 in 1998 from $129,029 in 1997 ($387,087 annualized). Based on annualized 1997 direct costs, this represented an increase of $2,061,998 or 533%. The increase was principally due to increased volume, the costs of operations of newly formed Delta Transfer Corp., increased disposal costs and the cost of operations of the hauling operations of Delta Recycling Corp. Direct costs as a percentage of revenues increased to 69.1% from 54.8% in 1997. The percentage increase was primarily due to costs associated with building and maintaining the Company's infrastructure, including equipment leasing, maintenance and depreciation cost, as well as fixed rental costs for operating facilities which have capacities well beyond volumes presently utilized.

         Selling and Administrative

         Selling and administrative expenses increased to $935,723 in 1998 from $63,181 in 1997. Based on annualized 1997 expenses of $189,543, this represented an increase of $746,180 or 394%. The increase was due to the increase in administrative overhead required to manage the Company's growth. The largest increases came in the areas of administrative salaries, professional fees, occupancy costs and travel. As a percentage of revenues, selling and administrative expenses was virtually unchanged at 26.4% in 1998 as compared to 26.8% in 1997.

         Depreciation

         Depreciation expense increased to $177,362 in 1998 from $12,081 in 1997. Based on annualized 1997 depreciation of $36,243, this represented an increase of $141,119 or 389%. The increase in depreciation expense was the result of the purchase of approximately $2,000,000 of property and equipment during 1998.

         Interest Expense

         Interest expense increased to $70,423 in 1998 from $1,613 in 1997. Based on annualized 1997 interest expense of $4,839, this represented an increase of $65,584 or 1,355%. The increased interest expense was a result of higher debt levels resulting from the purchase of additional property and equipment and from debt incurred in connection with the subsidiary companies' acquisition of treasury stock.

THREE MONTHS ENDED MARCH 31, 1999 VS. THREE MONTHS ENDED MARCH 31, 1998

         Revenues

         Total revenues increased to $2,217,469 for the quarter ended March 31, 1999 from $171,654 for the quarter ended March 31, 1998, an increase of 1192%. This increase was primarily attributable to revenues generated by transfer station and landfill operations which had not commenced in the first quarter of 1998 and secondarily to a significant increase in waste collection operations.

         Direct Costs

         Total direct costs increased to $1,588,770 for the quarter ended March 31, 1999 from $151,529 for the quarter ended March 31, 1998, an increase of 948%. This increase was primarily attributable to the dramatic increase in all of the Company's operating activities. The principal cost categories that showed significant increases were disposal costs, payroll and truck operating costs.

         Selling and Administrative

         Selling and administrative expenses increased to $457,626 for the first quarter of 1999 from $67,531 for the first quarter of 1998, an increase of 578%. The increase was principally due to increases in office salaries, professional fees and other administrative costs necessitated by the Company's growth.

         Depreciation

         Depreciation expense increased to $53,448 for the first quarter of 1999 from $24,918 for the first quarter of 1998, an increase of 114%. The increase was principally due to depreciation on purchases of new equipment required in connection with development of the Company's waste collection and transfer station operations.

         Interest expense

         Interest expense increased to $39,743 for the first quarter of 1999 from $8,250 for the same period in 1998, an increase of 382%. The increase was attributable to the increased debt incurred to finance the acquisition of property and equipment in connection with the Company's expansion of facilities and services.

LIQUIDITY AND CAPITAL RESOURCES

         Our business is capital intensive. Our capital requirements include acquisitions and equipment purchases. We expect that we also will make capital expenditures for landfill cell construction, landfill development and landfill closure activities in the future. We plan to meet our capital needs through various financing sources, including internally generated funds credit facilities that we may establish in the future and debt and equity financings.

         At inception in February 1999, Star Services issued 5,000,000 shares of its $.01 par value common stock to acquire all of the outstanding shares of its predecessors, Delta Recycling Corp., Delta Transfer Corp., Delrock Management Corp., Eastern Recycling, Inc. and Delta Resources Corp. In March and April 1999, we received approximately $3,900,000 in net proceeds from the sale of 2,000,000 shares of common stock in a private placement (the "Private Placement").

         As of December 31, 1998, Star Services had a working capital deficit of $473,090. In managing our working capital, we generally apply the cash generated from our operations that remains after satisfying our working capital and capital expenditure requirements. We currently finance our working capital requirements from internally generated funds and the net proceeds of the Private Placement.

         We made approximately $2,000,000 in capital expenditures during the year ended December 31, 1998. We expect to make capital expenditures of approximately $2.5 million in 1999 in connection with our existing business. We intend to fund our planned 1999 capital expenditures principally through internally generated funds, proceeds from the Private Placement and the establishment of a credit facility. In addition, we may make substantial additional capital expenditures in acquiring solid waste collection and disposal businesses. If we acquire additional landfill disposal facilities, we may also have to make significant expenditures to bring them into compliance with applicable regulatory requirements, obtain permits or expand our available disposal capacity. We cannot currently determine the amount of these expenditures because they will depend on the number, nature, condition and permitted status of any acquired landfill disposal facilities. We believe that the net proceeds of the Private Placement and the funds we expect to generate from operations will provide adequate cash to fund our working capital and other cash needs for the foreseeable future.

         We derive a substantial portion of our revenues from services provided under exclusive municipal contracts. Our single largest contract, with the City of Deerfield Beach, accounted for approximately 7% of our revenues during the year ended December 31, 1998. No single contract or customer accounted for more than 5% of our revenues during the period from inception (August 26, 1997) through December 31, 1997, for the year ended December 31, 1998 or for the three months ended March 31, 1999.

         As of March 31, 1999, the Company had incurred approximately $2.0 million of indebtedness in connection with equipment purchases. Such indebtedness matures between April 2001 and November 2007 and bears interest at rates between 5.9% and 11.4% per annum.

                                    BUSINESS

INDUSTRY OVERVIEW

         The solid waste services industry has undergone significant consolidation and integration since 1990. We believe that the following factors are primarily responsible for the consolidation and integration of the waste services industry:

         - Increased Impact of Regulations. Stringent industry regulations, such as the Subtitle D regulations, have caused operating and capital costs to rise and have accelerated consolidation and acquisition activities in the solid waste collection and disposal industry. Many smaller industry participants have found these costs difficult to bear and have decided to either close their operations or sell them to larger operators. In addition, Subtitle D requires more stringent engineering of solid waste landfills, and mandates liner systems, leachate collection, treatment and monitoring systems and gas collection and monitoring systems. These ongoing costs are combined with increased financial reserve requirements for solid waste landfill operators relating to closure and post-closure monitoring. As a result, the number of solid waste landfills is declining while the average size is increasing.

         -        Increased Integration of Collection and Disposal Operations.
                  In certain markets, competitive pressures are forcing operators to become more efficient by establishing an integrated network of solid waste collection operations and transfer stations through which they secure solid waste streams for disposal. Operators have adopted a variety of disposal strategies, including owning landfills, establishing strategic relationships to secure access to landfills and capturing significant waste stream volumes to gain leverage in negotiating lower landfill fees and securing long-term, most-favored-pricing contracts with high capacity landfills.

         - Pursuit of Economies of Scale. Larger operators achieve economies of scale by vertically integrating their operations or by spreading their facility, asset and management infrastructure over larger volumes. Larger solid waste collection and disposal companies have become more cost-effective and competitive through control of a larger waste stream and by gaining access to significant financial resources to make acquisitions.

         Despite the ongoing consolidation, the solid waste services industry remains primarily regional in nature and highly fragmented. Based on published industry sources, approximately 27% of the total revenues of the U.S. solid waste industry is accounted for by more than 5,000 private, predominantly small collection and disposal businesses, approximately 41% by publicly traded solid waste companies and approximately 32% by municipal governments that provide collection and disposal services. We expect the current consolidation trends in the solid waste industry to continue, because many independent landfill and collection operators lack the capital resources, management skills and technical expertise necessary to comply with stringent environmental and other governmental regulations and to compete with larger, more efficient integrated operators. In addition, many independent operators may wish to sell their businesses to achieve liquidity in their personal finances or as part of their estate planning. We believe that the fragmented nature of the industry offers significant consolidation and growth opportunities, including Florida and the Eastern United States, for companies with disciplined acquisition programs, decentralized operating strategies and access to financial resources.

STRATEGY

         Our objective is to build a leading integrated solid waste services company in Florida and other areas of the Eastern United States with high population growth due to rapid residential and commercial development. We plan to accomplish this using a combination of strategic acquisitions and the opening of new operating centers in selected markets.

GROWTH STRATEGY

         - Expansion Through Acquisitions. We intend to expand the scope of our operations by acquiring solid waste operations in new markets and in existing or adjacent markets that are combined with or "tuck in" to existing operations.

                  We intend to expand into some new geographic regions by entering these markets through acquisitions. We intend to use an initial acquisition in a new market as an operating base. Then we intend to seek to strengthen the acquired operation's presence in that market by providing additional services, adding new customers and making "tuck-in" acquisitions. We next intend to seek to broaden our regional presence by adding additional operations in markets adjacent to the new location. We are currently examining opportunities in central and western Florida.

         - New Operating Centers. In selected markets where we cannot find a suitable acquisition candidate, we intend to start a new operating company by using relationships developed with customers in our existing markets and a sales force focusing on building new client relationships. In these markets we will start with roll-off trucks servicing construction and demolition sites and will seek to permit transfer stations to recycle material received from these sites and ship any residue to landfills we intend to acquire in the future.

         - Internal Growth. To generate continued internal growth, we will focus on increasing market penetration in our current and adjacent markets, soliciting new commercial, industrial, and residential customers in markets where customers may elect whether or not to receive waste collection services, marketing upgraded or additional services to existing customers and, where appropriate, raising prices. As customers are added in existing markets, our revenue per truck increases, which generally increases our collection efficiencies and profitability.

OPERATING STRATEGY

         - Decentralized Operations. We intend to manage our operations on a decentralized basis. This places decision-making authority close to the customer, enabling us to identify customers' needs quickly and to address those needs in a cost-effective manner. We believe that decentralization provides a low-overhead, highly efficient operational structure that allows us to expand into geographically contiguous markets. We believe that this structure will give us a strategic competitive advantage, and make us an attractive buyer to many potential acquisition candidates. Star Services' management believes that the owners of the types of businesses it will seek to acquire often will desire to work for the Company after the acquisition. The Company foresees hiring many of these local managers. The Company believes that this policy will benefit the Company by providing a source of managers knowledgeable in the solid waste industry to assist with the integration of the acquired business. The Company also believes that granting an immediate equity interest to these managers will maximize their efforts on the Company's behalf.

                  We currently deliver our services from four operating locations serving Dade, Palm Beach, Broward and Brevard Counties, Florida. Each operating location has a location manager, with autonomous service and decision-making authority for that location and is responsible for maintaining service quality, promoting safety in the operations, implementing marketing programs, and overseeing day-to-day operations, including contract administration. Location managers also help identify acquisition candidates and are responsible for integrating them into our operations and obtaining the permits and other governmental approvals required for us to operate the acquired business.

ACQUISITION PROGRAM

         Star Services currently services the greater Miami, Fort Lauderdale and Palm Beach markets from its locations in Pompano Beach and Palm Beach Counties and operates a construction and demolition landfill in Brevard County, Florida. We will focus our acquisition program on markets in Florida and the Eastern parts of the U.S. that generally exhibit the characteristics listed below:

         - A potential revenue base of at least $15 million, usually in areas with a population of 100,000 or more;

         - A fragmented market with additional available acquisition candidates;

         -        The opportunity to acquire a significant market share;

         -        Strong projected economic or population growth rates;

         - The availability of adequate disposal capacity through acquisition or agreements with third parties; and

         -        A relatively predictable regulatory environment.

         We believe that our experienced management and decentralized operating strategy make us an attractive buyer to certain solid waste collection and disposal acquisition candidates. We have developed a set of financial, geographic and management criteria which we will use to evaluate specific acquisition candidates. The factors that we will consider in evaluating an acquisition candidate include:

         - The candidate's historical and projected financial performance;

         - The return on capital invested in a candidate, its margins and capital requirements and its impact on our earnings;

         - The experience and reputation of the candidate's management and customer service providers, their relationships with local communities and their willingness to continue as employees of Star Services;

         - Whether the geographic location of the candidate will enhance or expand our market area or ability to attract other acquisition candidates;

         - Whether the acquisition will increase our market share or help protect our existing customer base;

         - Any potential synergies that may be gained by combining the candidate with our existing operations; and

         -        The liabilities of the candidate.

         Before completing an acquisition, we plan to perform extensive environmental, operational, engineering, legal, human resources and financial due diligence. Our management evaluates and approves all acquisitions. We will seek to integrate each acquired business promptly in order to minimize disruption to the ongoing operations of both Star Services and the acquired business.

SERVICES

         Commercial, Industrial and Residential Waste Services

         Star Services currently serves more than 700 commercial, industrial and residential customers.

         We provide commercial and industrial services under service agreements with terms ranging from one month to five years. We determine fees under these agreements based upon factors such as collection frequency, level of service, route density, the type, volume and weight of the waste collected, type of equipment and containers furnished, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged by competitors in our markets for similar service. Collection of larger volumes associated with commercial and industrial waste streams generally helps improve our operating efficiencies, and consolidation of these volumes allows us to negotiate more favorable disposal prices. Our commercial and industrial customers use portable containers for storage, enabling us to service many customers with fewer collection vehicles. Commercial and industrial collection vehicles normally require one operator. We provide containers of between one and fifty cubic yards to our customers.

         In May 1999, Resources entered into an agreement with Holmes Dirt Services, Inc. and its stockholders to purchase a C&D landfill in Marion County, Florida for $1.8 million. Consummation of the transaction is subject to satisfaction of certain conditions by the seller.

         We intend to provide residential waste services under contracts with homeowners' associations, apartment owners or mobile home park operators, or on a subscription basis with individual households. We base residential contract fees primarily on route density, the frequency and level of service, the distance to the disposal or processing facility, the cost of disposal or processing and prices charged by our competitors in that market for similar services.

         Transfer Station Services and MRFs

         Star Services has an active program to acquire, develop, own and operate transfer stations in markets sufficiently close to our existing operations to afford operating efficiencies. Star Services believes it can achieve operating efficiencies by:

         - owning the landfills to which solid wastes, including C&D debris, are delivered;

         -        hauling such wastes to Company-owned C&D MRFs;

         - separating the materials delivered to the MRFs into usable components; and

         -        shipping these components to end-users.

Because Star Services is involved in each phase of operations, it believes that efficiencies in management and infrastructure are achieved.

         We operate two C&D MRFs in Brevard County, Florida and one C&D MRF in Palm Beach County, Florida where we receive, separate and transfer material received from our own vehicles and other contractors. Both of these facilities have permits which allow us to separate the material received and sell any useful products such as wood, paper, metal and plastic. We believe that the MRFs benefit Star Services by:

         - concentrating the waste stream from a wider area, increasing the volume of disposal at landfills that we operate and giving us greater leverage in negotiating more favorable disposal rates at other landfills;

         -        improving utilization of collection personnel and equipment;
                  and

         - building relationships with municipalities and private operators that deliver waste, which can lead to additional growth opportunities.

         Landfills

         Star Services seeks to identify solid waste and C&D landfill acquisition candidates to achieve vertical integration in markets where the economic and regulatory environment makes such acquisitions attractive. We believe that in some markets acquiring landfills provides opportunities to vertically integrate our collection, transfer and disposal operations while improving operating margins. We evaluate landfill candidates by determining, among other things, the amount of waste that could be diverted to the landfill in question, whether access to the landfill is economically feasible from Star Services' existing market areas either directly or through transfer stations, the expected life of the landfill, the potential for expanding the landfill and current disposal costs compared to the cost of acquiring the landfill. Where the acquisition of a landfill is not attractive, we pursue disposal contracts with facilities which are typically municipally controlled.

         In June 1999, Delta Waste Corp., a wholly-owned subsidiary of Star Services, has entered into an agreement with Waste Management, Inc. to purchase seven solid waste collection routes and associated equipment from Waste Management, Inc. for $5.2 million. Consummation of the transaction is subject to regulatory approval.

ROYAL OAK RANCH CONSTRUCTION AND DEMOLITION DEBRIS LANDFILL

         We operate the Royal Oak Ranch Construction and Demolition Debris Landfill in Brevard County, Florida under an operating agreement with a remaining term of 17 months. As of March 1, 1999, the Royal Oak Landfill consisted of 42 total acres of which 36.4 acres were permitted for disposal of C&D material. As of that date, the Royal Oak Landfill had approximately 2.4 million cubic yards of unused permitted capacity remaining, with approximately
1.5 million cubic yards available for expansion. By the terms of the operating contract, the Royal Oak Landfill is allowed to accept up to 106,425 cubic yards per calendar quarter. We have an option to purchase this landfill for $0.6 million.

         Dredge and Fill Permits

         All of our current facilities are located next to areas which have dredge and fill permits. These permits allow us to extract sand and fill the area created with certain specified inert materials including concrete and ceramic and clay tiles. Customers are charged a fee for the material they dispose of in these areas. When the land is completely filled to grade it then can be sold for development. To date, no such sales have occurred and none are expected to occur in the near future.

SALES AND MARKETING

         We have four sales and marketing personnel operating from our executive offices in Pompano Beach, Florida. These personnel solicit customers in our market area with emphasis on contractors and developers. We concentrate on providing services to these customers during the construction phase of their construction projects and then providing solid waste collection services to them once the project is completed. We also use our sales force to expand our presence into areas adjacent to our existing market areas.

COMPETITION

         The solid waste services industry is highly competitive and fragmented and requires substantial labor and capital resources. The industry presently includes four large national waste companies: Allied Waste Industries, Inc., Browning-Ferris Industries, Inc., Republic Services, Inc., and Waste Management, Inc. In addition, Star Services may compete with regional companies. Casella Waste Systems, Inc., Superior Services, Inc., Waste Connections Inc. and Waste Industries, Inc. are public regional companies with annual revenues in excess of $100 million. Certain of the markets in which Star Services competes or intends to compete are served by one or more large, national solid waste companies, as well as by numerous privately-held regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. We also compete with operators of alternative disposal facilities, including incinerators, and with counties, municipalities, and solid waste districts that maintain their own waste collection and disposal operations. Public sector operations may have financial advantages over Star Services because of their access to user fees and similar charges, tax revenues and tax-exempt financing.

         We compete for collection, transfer and disposal volume based primarily on the price and quality of our services. From time to time, competitors may reduce the price of their services in an effort to expand their market shares or service areas or to win competitively bid municipal contracts. These practices may cause Star Services to reduce the price of our services or, if we elect not to do so, to lose business. We provide our services under service contracts with terms ranging from one month to five years with commercial, residential and industrial customers.

         Intense competition exists not only for collection, transfer and disposal volume, but also for acquisition candidates. We generally compete for acquisition candidates with publicly owned regional and large national waste management companies.

REGULATION

         Introduction

         Star Services' landfill and non-landfill operations, including waste transportation, transfer stations, vehicle maintenance shops and fueling facilities, are all subject to extensive and evolving federal, state and local environmental laws and regulations, the enforcement of which has become increasingly stringent in recent years. The environmental regulations affecting Star Services are administered by the EPA and other federal, state and local environmental, zoning, health and safety agencies. Star Services is currently in substantial compliance with applicable federal, state and local environmental laws, permits, orders and regulations. We do not currently anticipate any material environmental costs necessary to bring our operations into compliance (although there can be no assurance in this regard). We anticipate that regulation, legislation and regulatory enforcement actions related to the solid waste services industry will continue to increase. We attempt to anticipate future regulatory requirements and to plan in advance as necessary to comply with them.

         The principal federal, state and local statutes and regulations that apply to our operations are described below. All of the federal statutes described below contain provisions that authorize, under certain circumstances, lawsuits by private citizens to enforce the provisions of the statutes. In addition to a penalty award by the United States, some of those statutes authorize an award of attorneys' fees to parties that successfully bring such an action. Enforcement actions under these statutes may include both civil and criminal penalties, as well as injunctive relief in some instances.

         The Resource Conservation and Recovery Act of 1976 ("RCRA")

         RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and nonhazardous. Wastes are generally classified as hazardous if they either (i) are specifically included on a list of hazardous wastes, or (ii) exhibit certain characteristics defined as hazardous. Household wastes are specifically designated as nonhazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as nonhazardous, and businesses that deal with hazardous waste are subject to regulatory obligations in addition to those imposed on handlers of nonhazardous waste.

         The EPA regulations issued under Subtitle C of RCRA impose a comprehensive "cradle to grave" system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. The Subtitle C Regulations impose obligations on generators, transporters and disposers of hazardous wastes and require permits that are costly to obtain and maintain for sites where such material is treated, stored or disposed of. Subtitle C requirements include detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, corrective action, facility closure, post-closure and financial responsibility. Most states have promulgated regulations modeled on some or all of the Subtitle C provisions issued by the EPA. Some state regulations impose different, additional and more stringent obligations, and may regulate certain materials as hazardous wastes that are not so regulated under the federal Subtitle C Regulations. From the date of inception through March 31, 1999, Star Services did not, to our knowledge, transport hazardous wastes under circumstances that would subject Star Services to hazardous waste regulations under RCRA. Some of our ancillary operations (e.g., vehicle maintenance operations) may generate hazardous wastes. Star Services manages these wastes in substantial compliance with applicable laws.

         In October 1991, the EPA adopted the Subtitle D Regulations governing solid waste landfills. The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill sites meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) intended to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the effectiveness of the leachate collection system. The Subtitle D Regulations also require, where certain regulatory thresholds are exceeded, that facility owners or operators control emissions of methane gas generated at landfills in a manner intended to protect human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed by the EPA on landfill owners and operators in that state. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills in the state comply with the Subtitle D Regulations. Florida and other states in which we may operate in the future have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations.

         RCRA also regulates underground storage of petroleum and other regulated materials. RCRA requires registration, compliance with technical standards for tanks, release detection and reporting, and corrective action, among other things. Certain of Star Services' facilities and operations are subject to these requirements.

         The Federal Water Pollution Control Act of 1972, as Amended (the "Clean Water Act")

         The Clean Water Act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into waters of the United States. If run-off from our transfer stations or run-off or collected leachate from Star Services' owned or operated landfills is discharged into streams, rivers or other surface waters, the Clean Water Act would require Star Services to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with the EPA's storm water regulations issued in November 1990, which are designed to prevent contaminated landfill storm water runoff from flowing into surface waters. We believe that our facilities comply in all material respects with the Clean Water Act requirements. Florida and other states in which we may operate in the future have been delegated authority to implement the Clean Water Act permitting requirements, and some of these states have adopted regulations that are more stringent than the federal requirements. For example, states often require permits for discharges to ground water as well as surface water.

         The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA")

         CERCLA established a regulatory and remedial program intended to provide for the investigation and cleanup of facilities where or from which a release of any hazardous substance into the environment has occurred or is threatened. CERCLA's primary mechanism for remedying such problems is to impose strict joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, any person who arranges for the transportation, disposal or treatment of the hazardous substances, and the transporters who select the disposal and treatment facilities. CERCLA also imposes liability for the cost of evaluating and remedying any damage to natural resources. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend on the existence or disposal of "hazardous waste" as defined by RCRA; it can also be based on the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. In addition, the definition of "hazardous substances" in CERCLA incorporates substances designated as hazardous or toxic under the federal Clean Water Act, Clear Air Act and Toxic Substances Control Act. If Star Services were found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold Star Services, or any other generator, transporter or the owner or operator of the contaminated facility, responsible for all investigative and remedial costs, even if others were also liable. CERCLA also authorizes the imposition of a lien in favor of the United States on all real property subject to, or affected by, a remedial action for all costs for which a party is liable. CERCLA gives a responsible party the right to bring a contribution action against other responsible parties for their allocable shares of investigative and remedial costs. Star Services' ability to obtain reimbursement from others for their allocable shares of such costs would be limited by our ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties. Various state laws also impose liability for investigation, cleanup and other damages associated with hazardous substance releases.

         The Clean Air Act

         The Clean Air Act generally, through state implementation of federal requirements, regulates emissions of air pollutants from certain landfills based on factors such as the date of the landfill construction and tons per year of emissions of regulated pollutants. Larger landfills and landfills located in areas where the ambient air does not meet certain requirements of the Clean Air Act may be subject to even more extensive air pollution controls and emission limitations. In addition, the EPA has issued standards regulating the disposal of asbestos-containing materials. Air permits to construct may be required for gas collection and flaring systems, and operating permits may be required, depending on the potential air emissions. State air regulatory programs may implement the federal requirements but may impose additional restrictions. For example, some state air programs uniquely regulate odor and the emission of toxic air pollutants.

         The Occupational Safety and Health Act of 1970 (the "OSH Act")

         The OSH Act is administered by the Occupational Safety and Health Administration ("OSHA"), and in many states by state agencies whose programs have been approved by OSHA. The OSH Act establishes employer responsibilities for worker health and safety, including the obligation to maintain a workplace free of recognized hazards likely to cause death or serious injury, to comply with adopted worker protection standards, to maintain certain records, to provide workers with required disclosures and to implement certain health and safety training programs. Various OSHA standards may apply to Star Services' operations, including standards concerning notices of hazards, safety in excavation and demolition work, the handling of asbestos and asbestos-containing materials, and worker training and emergency response programs.

         Flow Control/Interstate Waste Restrictions

         Certain permits and approvals, as well as certain state and local regulations, may limit a landfill or transfer station to accepting waste that originates from specified geographic areas, restrict the importation of out-of-state waste or wastes originating outside the local jurisdiction or otherwise discriminate against non-local waste. These restrictions, generally known as flow control restrictions, are controversial, and some courts have held that some flow control schemes violate constitutional limits on state or local regulation of interstate commerce. From time to time, federal legislation is proposed that would allow some local flow control restrictions. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, Florida and other states in which Star Services may operate landfills in the future could limit or prohibit the importation of out-of-state waste or direct that wastes be handled at specified facilities. Such state actions could adversely affect Star Services' landfills. These restrictions could also result in higher disposal costs for our collection operations. If we were unable to pass such higher costs through to our customers, our business, financial condition and operating results could be adversely affected.

         Certain state and local jurisdictions may also seek to enforce flow control restrictions through local legislation or contractually. In certain cases, we may elect not to challenge such restrictions. These restrictions could reduce the volume of waste going to landfills in certain areas, which may adversely affect our ability to operate our landfills at their full capacity and/or reduce the prices that we can charge for landfill disposal services. These restrictions may also result in higher disposal costs for our collection operations. If we were unable to pass such higher costs through to our customers, Star Services' business, financial condition and operating results could be adversely affected.

         State and Local Regulation

         Florida and states in which Star Services may operate in the future have laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, occupational safety and health, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. State and local permits and approval for these operations may be required and may be subject to periodic renewal, modification or revocation by the issuing agencies. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting Star Services' operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct or restrict the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put such franchises out for bid, and bans or other restrictions on the movement of solid wastes into a municipality.

         Permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may specify the quantity of waste that may be accepted at the landfill during a given time period, and/or specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it must generally be renewed periodically.

         There has been an increasing trend at the state and local level to mandate and encourage waste reduction at the source, waste recycling, and to prohibit or restrict the disposal of certain types of solid wastes, such as yard wastes, leaves and tires, in landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could prevent Star Services from operating our current and future facilities at their full capacity.

         Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, RCRA, the OSH Act, parts of the Clean Air Act and parts of the Clean Water Act are enforced by local or state authorities instead of by the EPA, and in some states those laws are enforced jointly by state or local and federal authorities.

         Public Utility Regulation

         In many states, public authorities regulate the rates that landfill operators may charge. The adoption of rate regulation or the reduction of current rates in states in which Star Services may own or operate landfills could adversely affect our business, financial condition and operating results.

RISK MANAGEMENT, INSURANCE AND PERFORMANCE BONDS

         Star Services maintains environmental and other risk management programs appropriate for our business. Our environmental risk management program includes evaluating existing facilities and potential acquisitions for environmental law compliance. We do not presently expect environmental compliance costs to increase above current levels, but we cannot predict whether future acquisitions will cause such costs to increase. Operating practices at all Star Services' operations emphasize minimizing the possibility of environmental contamination and litigation. We believe that our facilities comply in all material respects with applicable federal and state regulations.

         We carry a broad range of insurance, which our management considers adequate to protect our assets and operations. The coverage includes general liability, comprehensive property damage, workers' compensation and other coverage customary in the industry. These policies exclude coverage for damages associated with environmental conditions except for certain specified types of environmental damage, such as that caused by release of hazardous materials resulting from explosions. Because of the limited availability and high cost of environmental impairment liability insurance, and in light of our limited landfill operations, we have not obtained such coverage. If Star Services were to incur liability for environmental cleanups, corrective action or damage, our financial condition could be materially and adversely affected. We will continue to investigate the possibility of obtaining environmental impairment liability insurance, particularly if we acquire or operate landfills other than the Royal Oak landfill. We believe that most other landfill operators do not carry such insurance.

         Municipal solid waste collection contracts may require performance bonds or other means of financial assurance to secure contractual performance. Certain environmental regulations also require demonstrated financial assurance to meet closure and post-closure requirements for landfills. We have not experienced difficulty in obtaining performance bonds or letters of credit for our current operations. At March 31, 1999, we had provided customers and various regulatory authorities with surety bonds and letters of credit in the aggregate amount of approximately $0.5 million to secure our obligations. If we were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, we could be precluded from entering into additional municipal solid waste collection contracts or obtaining additional landfill operating permits.

PROPERTY AND EQUIPMENT

         As of June 30, 1999, we owned and operated one collection operation and three MRFs and operated one C&D landfill. We lease various offices and facilities, including our corporate offices in Pompano Beach, Florida. The real estate owned by Star Services is not subject to material encumbrances. We own various equipment, including waste collection and transportation vehicles, related support vehicles, containers, and heavy equipment used in our operations. We believe that our existing facilities and equipment are generally adequate for our current operations. However, we expect to make additional investments in property and equipment for expansion and replacement of assets and in connection with future acquisitions.

EMPLOYEES

         At June 30, 1999, we employed approximately 100 full-time employees, including approximately 12 persons classified as professionals or managers, approximately 80 employees involved in collection, transfer, disposal and recycling operations, and approximately 8 sales, clerical, data processing or other administrative employees.

         We are not aware of any organizational efforts among our employees and believe that our relations with our employees are good.

LEGAL PROCEEDINGS

         Star Services is a party to various legal proceedings in the ordinary course of business and as a result of the extensive governmental regulation of the solid waste industry. Management does not believe that these proceedings, either individually or in the aggregate, are likely to have a material adverse effect on our business, financial condition, operating results or cash flows.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information concerning Star Services' executive officers and directors as of June 30, 1999:

                     NAME                  AGE                               TITLE
-----------------------------------------  ---   -----------------------------------------------------------
Jack R. Casagrande.......................  54    Chairman of the Board, Chief Executive Officer and Director
Patrick F. Marzano.......................  51    President and Director
Richard Loss.............................  36    Chief Financial Officer
Phillip Foreman..........................  38    Chief Operating Officer and Director
Thomas R. Roberts........................  49    Vice President, Environmental Compliance and Director
Charles D. Green.........................  63    Secretary
Angelo Marzano...........................  24    Treasurer and Assistant Secretary
Frank P. Marzano.........................  26    Director
Rick Casagrande..........................  49    Director
Samuel G. Weiss..........................  50    Director

         Jack R. Casagrande has been the Chairman, Chief Executive Officer and a director of the Company since inception. In 1971, Mr. Casagrande founded Industrial Waste Services, Inc. ("IWS") in Miami-Dade County, Florida and, by 1984, the company had grown to be the largest waste hauling operation in the county and the second largest in the State of Florida. In 1984, IWS was purchased by Attwoods, plc and Mr. Casagrande became head of U.S. operations. During his tenure its revenues grew from $24,000,000 in 1984 to over $300,000,000 by the end of 1993. Attwoods had become the fourth largest waste services company in the United States prior to its acquisition by Browning-Ferris Industries ("BFI") in December 1994. Since that time, Mr. Casagrande has served as a business consultant to, and a director of, several private companies. Jack R. Casagrande is the brother of Rick Casagrande.

         Patrick F. Marzano is the founder, President and a director of the Company. Mr. Marzano graduated from St. John's University in Queens, New York in 1969 with a Bachelors of Science degree in Accounting. From 1969 to 1971, Mr. Marzano worked as a staff accountant at Price Waterhouse in New York City. In 1971, Mr. Marzano left Price Waterhouse and started his own accounting firm. Mr. Marzano has been a certified public accountant and a partner in Geller, Marzano & Company CPA's PC for the last twenty seven (27) years. He also has been involved as a CEO and partner/shareholder for over twenty (20) years in several waste companies in New York and Florida. Patrick F. Marzano is the uncle of Angelo Marzano and the father of Frank P. Marzano.

         Rich Loss became the Chief Financial Officer of the Company in July 1999. From 1996 until May of 1999, Mr. Loss served as the CFO of Atlas Environmental, Inc. From 1991 to 1996 Mr. Loss was the Controller of Opus Media Group Inc. Mr. Loss is a certified public accountant in the state of Florida and began his career as a CPA with Ernst & Young.

         Phillip Foreman has been the Chief Operating Officer and a Director of the Company since July 1999. From 1988 until 1993 Mr. Foreman served as the Regional Manager for Attwoods Florida operations and then became the CEO for Attwoods U.S. solid waste operations. As a result of the acquisition by BFI, Mr. Foreman became the Divisional Vice President for BFI's Florida Gulf Atlantic Division, where he oversaw operations generating $230,000,000 in annual revenues. In 1996 Mr. Foreman left BFI and has since acted as a consultant to a number of entities in the waste industry including a consolidation group in New Jersey, and most recently he served as the Director of Operations for Atlas Environmental, Inc.

         Thomas R. Roberts has been Vice President, Acquisitions, Compliance and Governmental Affairs and a director of the Company since 1998. From 1995 to 1998, Mr. Roberts served as Vice President of Atlas Environmental, Inc., including the company's 11 solely owned facilities. Mr. Roberts is the President of the Florida Recyclers Coalition, Inc. and serves as an instructor for the University of Florida Center for Training, Research and Education for Environmental Occupations (TREEO Center), co-sponsored by State of Florida Department of Environmental Protection and the Florida Sunshine Chapter of the Solid Waste Association of North America (SWANA). Mr. Roberts received the "Distinguished Service Award 1998" from SWANA for his coordination of Florida's C&D Operators Training Course. Mr. Roberts has served and serves on several Florida Department of Environmental Protection and local counties' C&D-related Task Forces and Technical Advisory Councils. Mr. Roberts has appeared as speaker on C&D topics at the International WasteExpo, Florida Environmental Expo, Recycle Florida Today, FDEP's Future of Recycling Advisory Group, Florida's Organic Recyclers Association, and FDEP's C&D Landfill Task Force.

         Charles D. Green, Secretary of the Company since inception, graduated from Fort Lauderdale High School in 1956. He served two years in the United States Army as a maintenance specialist for heavy equipment. In 1997, he formed American Refuse, Inc., a waste hauling company, and in 1986 he and a partner started Southeastern Reclamation, Inc., a recycling and hauling company. Mr. Green is currently a Vice President of Delta Recycling Corp. and Eastern Recycling.

         Angelo Marzano, Treasurer and Assistant Secretary of the Company since inception, graduated from Pennsylvania State University in 1997, with a Bachelor of Science Degree in Business Logistics. Throughout his college education, he maintained a position in several waste companies. Upon graduation, Mr. Marzano began working at Delta Recycling Corp. Mr. Marzano is responsible for developing the internal controls and procedures for Delta Recycling Corp. Mr. Marzano is certified as a construction and demolition landfill and materials recovery facility operator. Angelo Marzano is the nephew of Patrick Marzano and the cousin of Frank P. Marzano.

         Frank P. Marzano, a director of the Company since inception, graduated from Pennsylvania State University in 1994 with a Bachelor of Science degree in Accounting. Mr. Marzano is a Certified Public Accountant and worked at KPMG Peat Marwick in New York City until 1996. In 1996, Mr. Marzano joined Geller, Marzano & Company CPAs PC in Port Washington, New York. While working at Geller Marzano, Mr. Marzano received his Masters in Taxation from Long Island University in January 1998. Mr. Marzano is managing partner of Geller Marzano. Frank P. Marzano is the son of Patrick Marzano and the cousin of Angelo Marzano.

         Rick Casagrande, a director of the Company since inception, graduated from Christ The King High School in Middle Village, New York in 1967. In 1971 he was one of the co-founders of Industrial Waste Services in Miami-Dade County, Florida. He has held various executive positions in several solid waste management companies including American Transfer Services, Inc. He is currently President of Total Care of Long Island. Rick Casagrande is the brother of Jack
R. Casagrande.

         Samuel G. Weiss, a director of the Company since its inception, is an attorney admitted to practice in the State of New York since 1974. He is currently a member of the firm of Weiss & Federici, LLP., which has an office located at 30 Main Street, Port Washington, New York 11050. Prior to becoming a member of Weiss & Federici, LLP in 1999, Mr. Weiss was a private practitioner in Port Washington, New York, since 1988. Mr. Weiss received his BA Degree from New York University in 1971. Mr. Weiss received his Juris Doctor from New York University in 1974 and his LLM in taxation from New York University in 1977. Mr. Weiss is General Counsel and a Director of Strategic Capital Resources, Inc.

COMMITTEES OF THE BOARD

         The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee. A majority of the members of the Executive Committee are, and both members of each of the Audit and Compensation Committees are, independent directors who are not employees of Star Services or one of our subsidiaries.

COMPENSATION OF DIRECTORS

         Directors who are officers or employees of Star Services do not currently receive any compensation for attending meetings of the Board of Directors. Each independent director receives a fee of $1,500 for attending each Board meeting and each committee meeting (unless held on the same day as the full Board meeting), in addition to reimbursement of reasonable expenses.

EXECUTIVE COMPENSATION

         Summary Compensation Information

         Star Services was incorporated in February 1999. The following table contains information about the annual and long-term compensation earned in 1997 and 1998 by the Chief Executive Officer (the "Named Executive Officer"). No officer was paid or earned more than $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                                                                 ------------------------------------
                                                                                SHARES
                                                                              UNDERLYING
                                                                               OPTIONS/      ALL
                                          ANNUAL COMPENSATION    RESTRICTED    WARRANTS     OTHER
                               YEAR     SALARY   BONUS    OTHER    STOCK       GRANTED   COMPENSATION
                               ----     ------   -----    -----    -----       -------   ------------
Jack Casagrande..............  1998       --       --       --       --        --            --
                               1997       --       --       --       --        --            --

EMPLOYMENT AGREEMENTS

         We have entered into an employment agreement with Thomas Roberts. The agreement has a two-year term expiring on March 2001, and provides for a salary of approximately $104,000 and $115,000, respectively, for the first and second years of the term. The agreement contains standard confidentiality and non-solicitation provision.

1999 STOCK OPTION PLAN

         The 1999 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors effective as of February 3, 1999, and was approved by the shareholders in February 1999. The Stock Option Plan is intended to provide employees, consultants and directors with additional incentives by increasing their proprietary interests in Star Services. Under the Stock Option Plan, Star Services may grant options with respect to 2,000,000 shares of Star Services common stock. As of June 30, 1999, we had options to purchase 5,000,000 shares of common stock outstanding at a weighted average exercise price of $.30 per share.

         The Board of Directors currently administers the Stock Option Plan. The administrator of the Stock Option Plan determines the employees, consultants and directors to whom options are granted (the "Optionees"), the type, size and term of the options, the grant date, the expiration date, the vesting schedule and other terms and conditions of the options.

         The Stock Option Plan provides for the grant of incentive stock options ("ISOs") as defined in section 422 of the Internal Revenue Code, as amended, and nonqualified stock options. Only Star Services employees may receive ISOs. The aggregate fair market value, as of the grant date, of the common stock subject to ISOs that become exercisable by any employee during any calendar year may not exceed $100,000. Options generally become exercisable in installments pursuant to a vesting schedule set forth in the option agreement. No option may be granted after January 3, 2009. No option will remain exercisable later than 10 years after the grant date (or five years in the case of ISOs granted to Optionees owning more than 10% of the total combined voting power of all classes of Star Services' outstanding capital stock (a "Ten Percent Shareholder")). The exercise price of ISOs granted under the Stock Option Plan must be at least the fair market value of a share of common stock on the grant date (or 110% of such fair market value in the case of ISOs granted to Ten Percent Shareholders).

         If an Optionee with outstanding options retires or becomes disabled and does not die within the three months after retirement or disability, the Optionee may exercise his or her options, but generally only within the period ending on the earlier of: (i) six months after retirement or disability; or (ii) the expiration of the option set forth in the option agreement. If the Optionee does not exercise his or her options within that time period, the options terminate, and the shares of common stock subject to the options become available for issuance under the Stock Option Plan. If the Optionee ceases to be an employee, consultant or director of Star Services other than because of retirement, death or disability, his or her options generally terminate on the date such relationship terminates, and the shares of common stock subject to the options become available for issuance under the Stock Option Plan. Each option agreement may give Star Services the right to repurchase shares acquired by an Optionee under the Stock Option Plan upon termination of the Optionee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Delta Tall Pines Corp., a wholly-owned subsidiary of the Company, has entered into a lease with Tidal Wave Investment Corporation, Inc. ("TWI") for a MRF in Palm Beach County. The lease has a term of four years commencing June 1, 1999. Payments under the lease are appropriately $20,000 per month. Messrs. Patrick F. Marzano and Jack R. Casagrande have a minority interest in TWI. The Company believes that the terms of the lease are no less favorable than would be agreed to by an independent third party.

         Jack R. Casagrande and Patrick F. Marzano are majority owners in J.R. Capital Corp., which has recently purchased substantially all the assets of Atlas Environmental, Inc. J.R. Capital Corp., through its various subsidiaries, will be engaged in a similar business to that of the Company. The Company intends to enter into a management agreement with J.R. Capital which will provide for the Company to operate the Atlas facilities. The Company expects the term of the agreement to be approximately five years and to provide for fees of approximately $800,000 per annum. Management believes that such terms are no less favorable than would be agreed to by an independent third party.

         Between October 31, 1998 and March 31, 1999, certain of the Company's predecessor made non-interest bearing loans to Partick F. Marzano and Jack R. Casagrande in the aggregate amount of $729,969. All of such loans were repaid in their entirety on April 1, 1999.

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

         The authorized capital stock of Star Services consists of 50,000,000 shares of common stock, par value $0.001 per share. As of June 30, 1999, there were 8,000,000 shares of common stock outstanding.

COMMON STOCK

         The holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of shareholders. Cumulative voting for the election of directors is not permitted. Subject to any preferences to which holders of Preferred Stock are entitled, the holders of outstanding shares of common stock are entitled to receive ratably any dividends that the Board of Directors declares. If Star Services liquidates, dissolves or winds up, the holders of shares of common stock are entitled to receive pro rata all assets of Star Services that are available for distribution to shareholders. The holders of shares of common stock do not have any preemptive, subscription, redemption, conversion or sinking fund rights. The outstanding shares of common stock, and the shares of common stock to be issued pursuant to this prospectus, when issued, will be fully paid and nonassessable.

CERTAIN STATUTORY, CHARTER AND BY-LAW PROVISIONS

         Number of Directors; Removal; Filling Vacancies. The Company's Articles of Incorporation provide that the number of directors will be fixed from time to time by a majority of the directors then in office. In addition, the Articles of Incorporation provide that newly created directorships resulting from an increase in the authorized number of directors, vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the shareholders unless there are no directors in office), if a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board could prevent any shareholder from enlarging the Board and filling the new directorships with such shareholder's own nominees.

         Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals. The By-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of shareholders of Star Services (the "Shareholder Notice Procedure"). In general, only persons who are nominated by or at the direction of the Board, any committee appointed by the Board, or by a shareholder who has given timely written notice to the Secretary of Star Services, may be elected as directors. At an annual meeting, only business that has been brought before the meeting by, or at the direction of, the Board, any committee appointed by the Board, or by a shareholder who has given timely written notice to the Secretary of Star Services, may be conducted. To be timely, notice of shareholder nominations or proposals to be made at an annual or special meeting must be received by Star Services not less than 60 days nor more than 90 days before the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then the 15th day following the earlier of the day such notice was mailed or the day such public disclosure was made).

         By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure gives the Board an opportunity to consider the qualifications of the proposed nominees and inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure provides a more orderly procedure for conducting annual meetings of shareholders. It also gives the Board an opportunity to inform shareholders in advance of any business proposed to be conducted at such meetings, together with the Board's recommendations regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

         Although the By-laws do not give the Board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, the Shareholder Notice Procedure may preclude a contest for the election of directors or the consideration of shareholder proposals. It may also discourage or deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal, even though consideration of such nominees or proposals might benefit Star Services and our shareholders.

         Limitation of Liability of Directors.

         The Company's Articles of Incorporation provide that the Company may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter. Star Services has entered or will enter into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Florida Anti-Takeover Law. Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

         The Company's Articles of Incorporation provide that the Company shall not be subject to the Florida Control Share Act.

TRANSFER AGENT AND REGISTRAR

         Interwest Transfer & Trust Company, serves as transfer agent and registrar for the common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         On the sale or other disposition of the shares being registered in this registration statement, we will have 20,000,000 shares of common stock outstanding. All of the shares registered hereunder will be freely saleable in the public market after the sale or other disposition of the shares being registered in this registration statement is completed, unless acquired by affiliates of Star Services. The shares outstanding before completion of this offering are saleable in the public market as follows:

2,956,000 shares*        Eligible for resale in the public market in May 2000

5,000,000 shares*        Will be  eligible for resale in the public market after
                         February 2002

--------------------

* Subject to the restrictions of Rule 144. Shares of common stock held by Star Services' affiliates are subject to certain volume and other limitations discussed below under Rule 144. In addition, certain shareholders have entered into "lock-up" agreements pursuant to which they have agreed with the Company not to sell for a certain period certain of the Shares being registered pursuant to the registration statement of which this Prospectus is a part.

         As a result of these agreements, 3,454,000 Shares may not be sold until May 2000 and 2,500,000 shares may not be sold until May 2001. The Company has the discretion to release none, some or all of the Shares subject to these lock-up agreements.

         In general, under Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed affiliates of Star Services, who has beneficially owned his or her shares for at least one year may sell in any three-month period a number of shares equal to the greater of 1% of the outstanding shares of the common stock (80,000 shares as of June 30, 1999) or the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about Star Services. Under Rule 144(k), a person (or

                              PLAN OF DISTRIBUTION

         The 12,000,000 shares offered hereby may be offered and issued by the Company from time to time in connection with future acquisitions of other businesses or properties. It is anticipated that future acquisitions by the Company will consist principally of additional solid waste related businesses. The consideration for acquisitions may include cash (including installment payments), shares of Common Stock, guarantees, assumptions of liabilities or any two or more of the foregoing, as determined from time to time by negotiations between the Company and the owners or controlling persons of the businesses or properties to be acquired. In addition, the Company may enter into employment contracts and non-competition agreements with former owners and key executive personnel of these acquired businesses. The Company at this time is engaged in preliminary discussions with candidates for possible future acquisitions. The Company reasonably expects the 12,000,000 shares to be offered and sold within two years from the initial effective date of the registration.

         The terms of a future acquisition will be determined by negotiations between the Company's representatives and the owners or controlling persons of the businesses or properties to be acquired, and the factors taken into account in an acquisition may include among others the established quality and reputation of the business and its management, gross revenues, earning power, cash flow, growth potential, location of the business and properties to be acquired and geographical diversification resulting from the acquisition. It is anticipated that shares offered in connection with future acquisitions will be valued at a price reasonably related to the current market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the Company's shares. The Company does not expect to receive any cash proceeds (other than cash balances of acquired companies) in connection with any such issuances.

         It is not expected that underwriting discounts or commissions will be paid by the Company except that finder's fees, which may be in the form of shares registered under this prospectus for the purpose of offering and issuance in connection with future acquisitions, may be paid to persons from time to time in connection with specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act.

         A material acquisition or series of acquisitions (constituting in the aggregate a material transaction) would require the Company to file an amendment to the Registration Statement, of which this prospectus forms a part, discussing or disclosing the acquisition or acquisitions and the effects on the Company. That amendment must become effective under the Securities Act before any further shares may be sold hereunder.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for Star Services by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements of Star Services Group, Inc. and Predecessors as of December 31, 1997 and 1998, and for the year ended December 31, 1998 and the period from August 26, 1997 (inception) through December 31, 1997 appearing in this prospectus and Registration Statement have been audited by Horton & Company, LLC, independent auditors, as set forth in their reports thereon appearing elsewhere in this prospectus and Registration Statement.

         Such financial statements have been included in this prospectus and Registration Statement in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, copies of which may be obtained at prescribed rates from the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 75 Park

Place, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400 Chicago, Illinois, 60604. Descriptions contained in this Prospectus as to the contents of any agreement or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such agreement or document.

         The Company intends to furnish to its shareholders annual reports containing financial statements audited and reported upon by its independent public accountants.

              [Alternate page for Selling Shareholder Prospectus]

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      SUBJECT TO COMPLETION JULY ___, 1999

                                   PROSPECTUS

                                8,000,000 SHARES

                                  COMMON STOCK

                            STAR SERVICES GROUP, INC.
                             (A FLORIDA CORPORATION)

         Star Services Group, Inc. is a regional, integrated solid waste services company that presently provides solid waste collection, transfer, disposal and recycling services in south and central Florida.

         This prospectus includes 8,000,000 shares that have been registered for resale pursuant to rights granted to the shareholders of the Company. Of these 8,000,000 shares, 2,000,000 were issued by the Company in a private placement in May 1999. See "Selling Shareholders." We will receive none of the proceeds from the sale of these 8,000,000 shares, but will pay the expenses for their registration. We will set forth in a supplement to this prospectus all material information about a particular offer in the future, including any changes to the identities of the selling shareholders. In general, the proceeds to the selling shareholders will be the selling price of the shares sold less any discounts or commissions.

         Concurrently with this offering, the Company is registering 12,000,000 shares of common stock to be offered and issued from time to time in connection with future acquisitions of other businesses or properties.

         The selling shareholders may offer, from time to time, all of their respective shares included in this offering. Since the shares are being offered on a delayed or continuous basis under Rule 415 of the Securities Act of 1933 we cannot provide information about the price of the shares or proceeds to the selling shareholders.

         The selling shareholders and any brokers or dealers acting on their behalf may be deemed underwriters under the Securities Act, in which case commissions paid to the brokers may be deemed underwriting commissions under the Securities Act.

         We cannot assure that any of the shares being offered by this prospectus will be sold.

         Our stock trades on Nasdaq's OTC Bulletin Board (R) under the symbol "SSVC." On July 14, 1999, the closing bid price of the stock was $6 1/4.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

                     PROSPECTUS DATED _______________, 1999

              [Alternate page for Selling Shareholder Prospectus]


                                 USE OF PROCEEDS

         We will not receive any of the proceeds of the offering of 8,000,000 of the shares by the selling shareholders.

              [Alternate page for Selling Shareholder Prospectus]

                                    DILUTION

         The 8,000,000 shares offered by the selling shareholders are validly issued, fully paid and nonassessable shares of the Company's common stock. The sale of those 8,000,000 shares will not dilute current equity positions.

              [Alternate pages for Selling Shareholder Prospectus]

                              SELLING SHAREHOLDERS

         The following table and footnotes set forth certain information regarding the ownership of Star Services' common stock as of July 15, 1999, and as adjusted to reflect the sale of the shares offered by the Company and the selling shareholders of the shares being registered hereunder by (i) persons known by the Company to beneficially own 5% or more of the outstanding shares of common stock, (ii) each selling shareholder, (iii) each of the Company's executive officers, (iv) each director of the Company and (v) all current officers and directors as a group.



                                                               PERCENT OF SHARES                     PERCENT OF SHARES
                                                NUMBER OF          OF COMMON           NUMBER OF        OF COMMON
                                              SHARES OWNED      STOCK HELD PRIOR    SHARES OFFERED      STOCK HELD
 NAME AND ADDRESS OF SELLING SHAREHOLDER    PRIOR TO OFFERING      TO OFFERING          HEREBY         AFTER OFFERING
 ---------------------------------------    -----------------      -----------          ------         --------------
A&A Family Trust                                 93,750               1.2                93,750             *
  c/o Robert Smoley, Trustee
  The Miami Center, 17th Floor
  201 S. Biscayne Blvd.,
  Miami, FL 33131

Abbatiello, Tony                                 12,500                *                 12,500             *
  3922 Marilyn Drive
  Seaford, NY 11783

Bailey, Blanche                                  1,000                 *                  1,000             *
  708 Marguerite
  Marshall, MN 56258

Bailey, James H.                                 19,000                *                975,000             *
  10081 Royal Aberdeen Way
  Orlando, FL 32828

Bailey, Janis                                    1,000                 *                  1,000             *
  5349 110th Street
  Jacksonville, FL 32244

Bailey, Joan                                     1,000                 *                  1,000             *
  6 Austin Avenue
  Hanover, NH 03756

Bailey, Paul                                     1,000                 *                  1,000             *
  5 Wood Road
  Marlboro, MA 01752

Bailey, Tom                                      1,000                 *                  1,000             *
  593 Wiseria Street
  Chula Vista, CA 91911

Baker, Paul                                      31,250                *                 31,250             *
  1101 NW 29th Court
  Wilton Manors, FL 33311

BelCastro, Domenico                              15,625                *                 15,625             *
  1 Jason Court
  Dix Hills, NY 11746

Bender, George                                   15,625                *                 15,625             *
  3801 Segovia Blvd
  Coral Gables, FL




                                                               PERCENT OF SHARES                     PERCENT OF SHARES
                                                NUMBER OF          OF COMMON           NUMBER OF        OF COMMON
                                              SHARES OWNED      STOCK HELD PRIOR    SHARES OFFERED      STOCK HELD
 NAME AND ADDRESS OF SELLING SHAREHOLDER    PRIOR TO OFFERING      TO OFFERING          HEREBY         AFTER OFFERING
 ---------------------------------------    -----------------      -----------          ------         --------------

Bender, Harry                                    15,625                *                 15,625            *
  980 NW North River Drive
  Miami, FL 33136

Bladholm, Lisa                                    1,000                *                  1,000            *
  665 N. Beau Chen Drive #26
  Mandeville, LA 70471

Bruno, Anthony                                   31,250                *                 31,250            *
  11860 NW 21st Street
  Plantation, FL 33323

Burke, Paul                                      31,250                *                 31,250            *
  2806 Juniper Hill Court
  Louisville, KY 40206

Camillo, Joseph H.                                1,000                *                  1,000            *
  5028 Rosamind Drive #2602
  Orlando, FL 32808

Caparelli, Ernest                               268,750               3.7               268,750            *
  3821 NW 92nd Ave.
  Hollywood, FL 33024

Casagrande, Angelo                              212,500               2.7               212,500            *
  252 High View Lane
  Media, PA 19063

Casagrande, Carl                                 31,250                *                 31,250            *
  1737 NW 126th Drive
  Coral Springs, FL 33071

Casagrande, Jack R.                             700,000               8.8               700,000            *
  16224 NW 82nd Place
  Miami, FL 33016

Casagrande, Rocco                               531,250               6.7               531,250            *
  62 E. Mall Drive
  Melville, NY 11747

Cavo, John                                       31,250                *                 31,250            *
  1151 NW 77th Avenue
  Plantation, FL 33322

Cinelli, John                                    15,625                *                 15,625            *
  520 NW 83rd Way
  Pembroke Pines, FL 33024

Cohen, Patricia                                   1,000                *                  1,000            *
  203 Waymouth Harbor Cove
  Longwood, FL 32779

Cohen, Stephanie                                  1,000                *                  1,000            *
  203 Waymouth Harbor Cove
  Longwood, FL 32779




                                                               PERCENT OF SHARES                     PERCENT OF SHARES
                                                NUMBER OF          OF COMMON           NUMBER OF        OF COMMON
                                              SHARES OWNED      STOCK HELD PRIOR    SHARES OFFERED      STOCK HELD
 NAME AND ADDRESS OF SELLING SHAREHOLDER    PRIOR TO OFFERING      TO OFFERING          HEREBY         AFTER OFFERING
 ---------------------------------------    -----------------      -----------          ------         --------------

Cohen, Patricia Cohen C/F Jessica                 1,000                *                  1,000            *
  203 Waymouth Harbor Cove
  Longwood, FL 32779

Cooperman, William                               62,500                *                 62,500            *
  17 Beaumont Drive
  Melville, NY 11747

Costa, James                                     31,250                *                 31,250            *
  33 Suncrest Drive
  Dix Hills, NY 11746

Cunningham, Louise                                1,000                *                  1,000            *
  9152 Balmoral Mewes Square
  Windermere, FL 34786

D'Onofrio, Arthur                                31,250                *                 31,250            *
  2114 Grenada Blvd.
  Coral Gables, FL 33134

DeCicco, Mary Ellen                              31,250                *                 31,250            *
  125 W. Broadway
  Long Beach, NY 11561

DeLuca, Domenico                                 62,500                *                 62,500            *
  4931 Van Buren Street
  Hollywood, FL

DeMartine, Andy                                  62,500                *                 62,500            *
  112-01 Queens Blvd.
  Forest Hills, NY 11375

DeRocchia, Americo                               12,500                *                 12,500            *
  1852 Monroe Ave.
  Seaford, NY 11783

Derrick, Michael                                  1,000                *                  1,000            *
  1241 Foxden Road
  Apopka, FL 32712

DeSimone, Michael                               187,500               2.3               187,500            *
  12677 NW 17th Place
  Coral Springs, FL 33071

Disner, David                                     1,000                *                  1,000            *
  17th Way North
  St. Petersburg, FL 33702

Federicci, Robert                               150,000               1.9               150,000            *
  1775 York Avenue, Apt. 29F
  New York, NY 10128

Feeley, John                                    175,000               2.2               175,000            *
  11245 SW 129th Court
  Miami, FL 33168



                                                               PERCENT OF SHARES                     PERCENT OF SHARES
                                                NUMBER OF          OF COMMON           NUMBER OF        OF COMMON
                                              SHARES OWNED      STOCK HELD PRIOR    SHARES OFFERED      STOCK HELD
 NAME AND ADDRESS OF SELLING SHAREHOLDER    PRIOR TO OFFERING      TO OFFERING          HEREBY         AFTER OFFERING
 ---------------------------------------    -----------------      -----------          ------         --------------


Geller, Norman                                   31,250                *                 31,250           *
  2 Chelsea Drive
  Port Washington, NY 11050

Gorman, Bruce                                    31,250                *                 31,250           *
  36 Eleneagels Ct.
  Dover, DE 19904

Greene, Charles                               1,100,000              13.8             1,100,000           *
  910 NW 116th Terrace
  Plantation, FL 33325

Grey, Wendy                                      31,250                *                 31,250           *
  20191 E. Country Club Drive
  Apt. 2302
  Aventura, FL 33180

Guidi, Barbara                                  120,000               1.5               120,000           *
  153 Plandome Court North
  Manhasset, NY 11030

Hawkins, Larry                                   31,250                *                 31,250           *
  13641 Deering Bay Drive
  Miami, FL 33158

Huffman, Scott                                   12,500                *                 12,500           *
  1638 Nocatee Drive
  Coconut Grove, FL 33133

Hughes, Thomas                                  125,000               1.6               125,000           *
  409 SE 28th Ave.
  Pompano Beach, FL 33062

Hulteen, Mark                                    25,000                *                 25,000           *
  3000 S. Ocean Drive
  Apt. 11-7
  Hollywood, FL 33019

Humphrey, Harold                                 12,500                *                 12,500           *
  14130 Cypress Court
  Miami, FL 33014

Janusz, Kimberly                                 20,000                *                 20,000           *
  7157 Ballantrae Court
  Miami Lakes, FL 33014

Johnson, Nicole                                   1,000                *                  1,000           *
  5018 Figwood Lane
  Orlando, FL 32808

Johnson, William                                 46,875                *                 46,875           *
  17971 NW 13th Street
  Pembroke Pines, FL 33029



                                                               PERCENT OF SHARES                     PERCENT OF SHARES
                                                NUMBER OF          OF COMMON           NUMBER OF        OF COMMON
                                              SHARES OWNED      STOCK HELD PRIOR    SHARES OFFERED      STOCK HELD
 NAME AND ADDRESS OF SELLING SHAREHOLDER    PRIOR TO OFFERING      TO OFFERING          HEREBY         AFTER OFFERING
 ---------------------------------------    -----------------      -----------          ------         --------------

Jonza, Emil                                      50,000                *                 50,000           *
  8 Ventura Court
  Lawrence, NY 11559

Lambert, James                                   12,500                *                 12,500           *
  113 Cedar Pt. Dr.
  West Islip, NY 11793

Levine, Ronald                                   15,625                *                 15,625           *
  80 SW 91st Avenue
  Apt. 208
  Plantation, FL 33324

Lewis, Michael                                    1,000                *                  1,000           *
  632 Stonefield Loop
  Heathrow, FL 32746

Liebskind, Ada                                    1,000                *                  1,000           *
  2460 Northside Drive
  Clearwater, FL 34621

Lopez, Ezequial                                   1,000                *                  1,000           *
  1902 Maire Hill Drive
  Conyers, GA 30094

Lopez, John                                       1,000                *                  1,000           *
  2276 Concord
  Scotch Plains, NJ 07076

Lopez, Zeke                                       1,000                *                  1,000           *
  7 Norvilla
  Laguan Legal, CA 92677

Mackie, Russell                                  31,250                *                 31,250           *
  2106 South Cypress Bend Drive
  Apt. 204
  Pompano Beach, FL 33069

Martorano, Anthony                               31,250                *                 31,250           *
  6054 Cricket Drive
  Lakeland, FL 33813

Martorano, John                                  31,250                *                 31,250           *
  5148 Hanover Drive
  Lakeland, FL 33813

Marzano, Angelo                                 287,500               3.6               287,500           *
  10476 SW 52nd Street
  Cooper City, FL 33328

Marzano, Frank                                1,100,000              13.8             1,100,000           *
  30 Blueberry Court
  Melville, NY 11747




                                                               PERCENT OF SHARES                     PERCENT OF SHARES
                                                NUMBER OF          OF COMMON           NUMBER OF        OF COMMON
                                              SHARES OWNED      STOCK HELD PRIOR    SHARES OFFERED      STOCK HELD
 NAME AND ADDRESS OF SELLING SHAREHOLDER    PRIOR TO OFFERING      TO OFFERING          HEREBY         AFTER OFFERING
 ---------------------------------------    -----------------      -----------          ------         --------------

Marzano, Katherine                               90,000               1.1                90,000           *
  75-50 Penelope Avenue
  Middle Village, NY 11379

Marzano, Patrick                              1,100,000              13.8             1,100,000           *
  Sea Ranch Club C
  4900 N. Ocean Blvd., #821
  Ft. Lauderdale, FL 33306

Messina, Rafaele                                 15,625                *                 15,625           *
  4 Vanderbilt Parkway
  Dix Hills, NY 11746

Mirabile, Len                                    31,250                *                 31,250           *
  266 Sussex Drive
  Manhasset, NY 11030

Morea, Madeline                                  31,250                *                 31,250           *
  128 Revere Drive
  Sayville, NY 11782

Noble, John                                      12,500                *                 12,500           *
  1041 SW 91st Ave.
  Plantation, FL 33324

Parr, Steven                                      1,000                *                  1,000           *
  1235 Phyllis Lane
  Hudson, FL 34669

Pecoraro, Pat                                    31,250                *                 31,250           *
  125 W. Broadway
  Long Beach, NY 11561

Perkins, Randal                                  62,500                *                 62,500           *
  8230 NW 49th Court
  Coral Springs, FL 33067

Pernas, Alfredo                                  15,625                *                 15,625           *
  640 N. Mashta Drive
  Key Biscayne, FL 33149

Persichetti, Joe                                  1,000                *                  1,000           *
  967 Fosloria Drive
  Melbourne, FL 32940

Petchauer, John                                  31,250                *                 31,250           *
  61 Trenton Avenue
  E. Atlantic Beach, NY 11561

Pollina, Sandrine                                31,250                *                 31,250           *
  196 Burns St.
  Forest Hills, NY 11375

Roberts, Thomas                                  10,000                *                 10,000           *
  5386 NW 108th Way
  Coral Springs, FL 33076


                                                               PERCENT OF SHARES                     PERCENT OF SHARES
                                                NUMBER OF          OF COMMON           NUMBER OF        OF COMMON
                                              SHARES OWNED      STOCK HELD PRIOR    SHARES OFFERED      STOCK HELD
 NAME AND ADDRESS OF SELLING SHAREHOLDER    PRIOR TO OFFERING      TO OFFERING          HEREBY         AFTER OFFERING
 ---------------------------------------    -----------------      -----------          ------         --------------


Sandler, Leonard                                 62,500                *                 62,500           *
  c/o Alphas Sylray Corp.
  180 Madison Avenue
  New York, NY 10016

Santucci, Robert                                 62,500                *                 62,500           *
  94 Castle Ridge Road
  Manhasset, NY 11030

Sardinia, Sergio                                 31,250                *                 31,250           *
  3110 Brickell Ave.
  Miami, FL 33129

Saunders, Mary                                    1,000                *                  1,000           *
  119-A University Boulevard
  Harrisburg, VA 22801

Shore, Ronald                                    31,250                *                 31,250           *
  600 Three Islands Blvd.
  Hallandale, FL 33009

Trapana, Ronald                                  31,250                *                 31,250           *
  561 Ocean Blvd.
  Golden Beach, FL 33160

Velocci, Ralph                                  187,500               2.3               187,500           *
  349 Center Island
  Golden Beach, FL 33160

Wallace, Frederick                               81,250               1.0                81,250           *
  7815 SW 88th Terr.
  Miami, FL 33156

Ward, Doug                                        1,000                *                  1,000           *
  1709 Fountain Head Drive
  Lake Mary, FL 32745

Weiss, Samuel                                    16,000                *                 16,000           *
  1197 E. Broadway
  Hewlett, NY 11557

Wilkinson, Pamela                                 1,000                *                  1,000           *
  9152 Balmoral Mewes Square
  Windermere, FL 34786

Wilkinson, Terra                                  1,000                *                  1,000           *

All current executive officers and
  directors as a group (8 persons)            4,844,750              61.0%            4,844,750           *


------------------

* Less than 1%.

              [Alternate page for Selling Shareholder Prospectus]


                              PLAN OF DISTRIBUTION

         Any distribution of the shares offered by the Selling Shareholders, or by pledgees, donees, transferees or other successors-in-interest, may be effected from time to time in one or more of the following transactions (which may involve crosses or block transactions): (i) on the NASD OTC Bulletin Board (or on such other national stock exchanges or over-the-counter market on which the Common Stock may be listed from time to time) in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who will acquire the Selling Shareholders' shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent, (ii) in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in negotiated transactions, or dispositions for value by any Selling Shareholder to its partners or members (provided, however, that any dispositions to affiliates are subject to the restrictions for future sale described in "Shares Eligible for Future Sale"), (iii) through the issuance of securities by issuers other than the Company convertible into, exchangeable for, or payable in such shares (whether such securities are listed on a national securities exchange or otherwise) or (iv) through the writing of options on the shares (whether such options are listed on an options exchange or otherwise) other transactions requiring delivery of the shares or the delivery of the shares to close out a short position. Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. See "Selling Shareholders."

         The Selling Shareholders and any such underwriters, brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act.

         Underwriters participating in any offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

         The 12,000,000 shares offered hereby may be offered and issued by the Company from time to time in connection with future acquisitions of other businesses or properties. It is anticipated that future acquisitions by the Company will consist principally of additional solid waste related businesses. The consideration for acquisitions may include cash (including installment payments), shares of Common Stock, guarantees, assumptions of liabilities or any two or more of the foregoing, as determined from time to time by negotiations between the Company and the owners or controlling persons of the businesses or properties to be acquired. In addition, the Company may enter into employment contracts and non-competition agreements with former owners and key executive personnel of these acquired businesses. The Company at this time is engaged in preliminary discussions with candidates for possible future acquisitions. The Company reasonably expects the 12,000,000 shares to be offered and sold within two years from the initial effective date of the registration.

                           STAR SERVICES GROUP, INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS





                                                                                                       PAGE
                                                                                                       ----
Independent Auditors' Report.....................................................................       F-1

Consolidated balance sheets as of December 31, 1998 and 1997 and March 31, 1999..................       F-2

Consolidated statements of operations for the year ended December 31, 1998 and for the period
     August 26, 1997 (inception) through December 31, 1997 and for the three-month periods
     ended March 31, 1999 and 1998...............................................................       F-3

Consolidated statements of shareholders' equity for the year ended December 31, 1998 and for the period August 26, 1997 (inception) through December 31, 1997 and for the three-month periods
     ended March 31, 1999 and 1998...............................................................       F-4

Consolidated statements of cash flows for the year ended December 31, 1998 and for the period
     August 26, 1997 (inception) through December 31, 1997 and for the three-month periods
     ended March 31, 1999 and 1998...............................................................       F-5

Notes to consolidated financial statements.......................................................    F-6 - F-13

                          INDEPENDENT AUDITORS' REPORT



The Shareholders
Star Services Group, Inc.
   and subsidiaries
Pompano Beach, Florida


We have audited the accompanying consolidated balance sheets of Star Services Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1998 and for the period August 26, 1997 (inception) through December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Star Services Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their consolidated operations and cash flows for the year ended December 31, 1998 and for the period August 26, 1997 (inception) through December 31, 1997, in conformity with generally accepted accounting principles






March 18, 1999, except for Note 8,
   as to which the date is April 1, 1999

                           STAR SERVICES GROUP, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                     ASSETS
                                                                               DECEMBER 31,              MARCH 31,
                                                                      ----------------------------      -----------
                                                                         1998             1997             1999
                                                                      -----------      -----------      -----------
                                                                                                        (UNAUDITED)
Current assets:
   Cash.......................................................        $    49,149      $   115,033      $ 3,144,819
   Accounts receivable........................................            579,042           75,824          858,555
   Prepaid expenses...........................................            123,334            7,276          136,112
                                                                      -----------      -----------      -----------

       Total current assets...................................            751,525          198,133        4,139,486
                                                                      -----------      -----------      -----------

Property and equipment, at cost:
   Machinery and equipment....................................          2,351,784          394,203        2,320,257
   Office furniture and equipment.............................             33,507            2,500           43,106
   Structures and improvements................................             32,291            6,000          761,657
                                                                      -----------      -----------      -----------

                                                                        2,417,582          402,703        3,125,020
   Less accumulated depreciation..............................            189,443           12,081          242,892
                                                                      -----------      -----------      -----------

       Net property and equipment.............................          2,228,139          390,622        2,882,128
                                                                      -----------      -----------      -----------

       Total assets...........................................        $ 2,979,664      $   588,755      $ 7,021,614
                                                                      ===========      ===========      ===========


                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt..........................        $   365,265      $    22,102      $   481,192
   Notes payable..............................................            388,125               --          388,125
   Accounts payable...........................................            291,302           10,778          730,004
   Accrued expenses...........................................             30,923            4,954           65,246
   Loans from shareholders....................................            149,000           10,000          216,000
                                                                      -----------      -----------      -----------

       Total current liabilities..............................          1,224,615           47,834        1,880,567
                                                                      -----------      -----------      -----------

Long-term debt, net of current portion........................          1,316,899          220,229        1,667,274
                                                                      -----------      -----------      -----------

Shareholders' equity:
Common stock, $.01 par value, 50,000,000 shares authorized,
   5,000,000 shares issued and outstanding in 1998 and 1997,
   6,467,500 shares issued and outstanding in 1999............             50,000           50,000           64,675
   Additional paid-in capital.................................            448,200          241,000        3,418,525
   Retained earnings (accumulated deficit)....................            (60,050)          29,692           (9,427)
                                                                      -----------      -----------      -----------

       Total shareholders' equity.............................            438,150          320,692        3,473,773
                                                                      -----------      -----------      -----------

       Total liabilities and shareholders' equity.............        $ 2,979,664      $   588,755      $ 7,021,614
                                                                      ===========      ===========      ===========


                See notes to consolidated financial statements.

                           STAR SERVICES GROUP, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                      AUGUST 26, 1997
                                                        (INCEPTION)            THREE-MONTH PERIOD
                                        YEAR ENDED        THROUGH                ENDED MARCH 31,
                                       DECEMBER 31,     DECEMBER 31,       ---------------------------
                                          1998              1997              1999             1998
                                       ------------   ----------------     -----------       ---------
                                                                                    (UNAUDITED)

Revenues                               $ 3,542,851       $   235,596       $ 2,217,469       $ 171,654
                                       -----------       -----------       -----------       ---------

Expenses:
   Direct costs                          2,449,085           129,029         1,588,770         151,529
   Selling and administrative              935,723            63,181           457,626          67,531
   Depreciation                            177,362            12,081            53,448          24,918
                                       -----------       -----------       -----------       ---------
                                         3,562,170           204,291         2,099,844         243,978
                                       -----------       -----------       -----------       ---------

Income (loss) from operations              (19,319)           31,305           117,625         (72,324)
Interest expense                           (70,423)           (1,613)          (39,743)         (8,250)
                                       -----------       -----------       -----------       ---------
Income (loss) before income taxes          (89,742)           29,692            77,882         (80,574)
Income taxes                                  --                --             (27,259)           --
                                       -----------       -----------       -----------       ---------
Net income (loss)                      $   (89,742)      $    29,692       $    50,623       $ (80,574)
                                       ===========       ===========       ===========       =========

UNAUDITED PRO FORMA INCOME TAX, NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE INFORMATION (INFORMATION FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1999 IS ACTUAL):

Historical income (loss) before income taxes      $   (89,742)      $    29,692       $    77,882       $   (80,574)
Pro forma income tax (expense) benefit                 27,000            (9,000)          (27,259)           24,000
                                                  -----------       -----------       -----------       -----------
Pro forma net income (loss)                       $   (62,742)      $    20,692       $    50,623       $   (56,574)
                                                  ===========       ===========       ===========       ===========
Pro forma earnings (loss) per share               $     (0.01)      $      0.00       $      0.01       $     (0.01)
                                                  ===========       ===========       ===========       ===========
Historical weighted average shares
   outstanding                                      5,000,000         5,000,000         5,016,306         5,000,000
                                                  ===========       ===========       ===========       ===========

                 See notes to consolidated financial statements

                           STAR SERVICES GROUP, INC.
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEAR ENDED DECEMBER 31, 1998, AND THE PERIOD
                AUGUST 26, 1997 (INCEPTION) THROUGH DECEMBER 31,
       1997 AND FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 1998

(INFORMATION FOR THREE-MONTH PERIODS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)


                                                                                        RETAINED
                                                COMMON STOCK                            EARNINGS
                                            ISSUED          PAR        ADDITIONAL     (ACCUMULATED
                                            SHARES         VALUE     PAID-IN CAPITAL    DEFICIT)
                                           ---------      -------    ---------------  ------------
Balance at inception, as restated for
   recapitalization .................      5,000,000      $50,000      $  241,000      $     --

Net income ..........................             --           --              --        29,692
                                           ---------      -------      ----------      --------

Balance at December 31, 1997 ........      5,000,000       50,000         241,000        29,692

Net capital contributed .............             --           --         207,200            --

Net loss ............................             --           --              --       (89,742)
                                           ---------      -------      ----------      --------

Balance at December 31, 1998 ........      5,000,000      $50,000      $  448,200      $(60,050)
                                           =========      =======      ==========      ========


Balance at January 1, 1998 ..........      5,000,000      $50,000      $  241,000      $ 29,692

Net loss (unaudited) ................             --           --              --       (80,574)
                                           ---------      -------      ----------      --------

Balance at March 31, 1998 (unaudited)      5,000,000      $50,000      $  241,000      $(50,882)
                                           =========      =======      ==========      ========


Balance at January 1, 1999 ..........      5,000,000      $50,000      $  448,200      $(60,050)

Issuance of common stock and capital
   contributions ....................      1,467,500       14,675       2,970,325            --

Net income (unaudited) ..............             --           --              --        50,623
                                           ---------      -------      ----------      --------

Balance at March 31, 1999 (unaudited)      6,467,500      $64,675      $3,418,525      $ (9,427)
                                           =========      =======      ==========      ========




                See notes to consolidated financial statements.

                           STAR SERVICES GROUP, INC.
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         AUGUST 26,
                                                                           1997
                                                                        (INCEPTION)
                                                        YEAR ENDED        THROUGH            THREE-MONTH PERIOD
                                                       DECEMBER 31,     DECEMBER 31,           ENDED MARCH 31,
                                                       ------------     ------------    ------------------------------
                                                           1998             1997            1999             1998
                                                       ------------     ------------    ------------      ------------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
   Net income (loss)...........................        $    (89,742)    $     29,692    $     50,623      $    (80,574)
   Adjustments to reconcile net income (loss) to
    net cash used in operating activities:
     Depreciation..............................             177,362           12,081          53,449            24,918
     Changes in operating assets and liabilities:
       Increase in accounts receivable.........            (503,218)         (75,824)       (279,513)           (1,455)
       Increase in prepaid expenses............            (116,058)          (7,276)        (12,778)          (12,527)
       Increase in accounts payable............             280,524           10,778         438,702            34,181
       Increase in accrued expenses............              25,969            4,954          34,323               877
                                                       ------------     ------------    ------------      ------------

         Net cash provided by (used in)
           operating activities................            (225,163)         (25,595)        284,806           (34,580)
                                                       ------------     ------------    ------------      ------------

Cash flows from investing activities:
   Capital expenditures........................            (569,582)        (158,501)        (13,018)          (33,733)
                                                       ------------     ------------    ------------      ------------

         Net cash used in investing activities.            (569,582)        (158,501)        (13,018)          (33,733)
                                                       ------------     ------------    ------------      ------------

Cash flows from financing activities:
   Proceeds from shareholder loans.............             527,125           10,000          67,000                 -
   Principal payments under loan agreements....            (142,424)          (1,871)       (228,118)          (10,086)
  Net proceeds from issuance of common stock and
     capital contributions.....................             344,160          291,000       2,985,000                 -
                                                       ------------     ------------    ------------      ------------

         Net cash provided by (used in)
           financing activities................             728,861          299,129       2,823,882           (10,086)
                                                       ------------     ------------    ------------      ------------

Net increase (decrease) in cash................             (65,884)         115,033       3,095,670           (78,399)

Cash, beginning of period......................             115,033                -          49,149           115,033
                                                       ------------     ------------    ------------      ------------

Cash, end of period............................        $     49,149     $    115,033    $  3,144,819      $     36,634
                                                       ============     ============    ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest expense paid..........................        $     70,423     $      1,613    $     39,743      $      8,250
                                                       ============     ============    ============      ============




                See notes to consolidated financial statements.

                           STAR SERVICES GROUP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

    (INFORMATION FOR THE PERIODS ENDED MARCH 31, 1999 AND 1998 IS UNAUDITED)



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of significant accounting policies of Star Services Group, Inc. and subsidiaries (hereinafter "STAR SERVICES GROUP, INC." or the "Company") is presented to assist in understanding the consolidated financial statements. The financial statements and notes are representations of the management of Star Services Group, Inc. and subsidiaries which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

                  PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Star Services Group, Inc. ("STAR SERVICES GROUP, INC.") and of its wholly-owned subsidiaries, Delta Recycling Corp. ("Recycling"), Delta Transfer Corp. ("Transfer"), Delrock Management Corp. ("Delrock"), Eastern Recycling, Inc. ("Eastern") and Delta Resources Corp. ("Resources"). Recycling, Transfer, Delrock, Eastern and Resources are collectively referred to as the "Subsidiaries". Significant intercompany accounts and transactions have been eliminated. On February 4, 1999, STAR SERVICES GROUP, INC. acquired 100% of the issued and outstanding capital stock of Recycling, Transfer, Delrock, Eastern and Resources, thereby making them wholly-owned subsidiaries of STAR SERVICES GROUP, INC. Prior to that date, and throughout the years ended December 31, 1998 and 1997, all of the companies were under common control. The capital structure for all periods has been retroactively restated to give effect to the business combination and the capital structure of STAR SERVICES GROUP, INC.

                  USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

                  HISTORY AND BUSINESS ACTIVITY

         Star Services Group, Inc. was incorporated in the State of Florida on February 3, 1999. Its corporate offices and operations are located in Pompano Beach, Florida. The Company operates in several segments of the environmental services industry: collection, recycling and disposal of construction and demolition debris, land clearing, yard waste debris, and source separated recyclable materials. The Company's operations are carried out by Delta Recycling Corp. which was incorporated in the State of Florida on August 26, 1997, Delrock Management Corp. which was incorporated in the State of Florida on May 29, 1998, Delta Transfer Corp. which was incorporated in the State of Florida on August 26, 1998, Eastern Recycling, Inc. which was incorporated in the State of Florida on June 11, 1997, and Delta Resources Corp. which was incorporated in the State of Florida on January 29, 1999. Operations commenced with the incorporation of Delta Recycling Corp. on August 26, 1997.

         Delta Recycling Corp. and Delta Transfer Corp. operate material resource recovery facilities ("MRF"), which are environmentally licensed and regulated by the State of Florida Department of Environmental Protection and the Broward County Department of Natural Resources Protection. As a MRF, these facilities accept assorted loads of debris consisting of construction and demolition debris, land clearing, and yard waste and source separated materials primarily from customers in the construction and demolition debris industry. The incoming loads are processed using an semi-automated sorting system to separate recyclables from the waste stream. Additional loads are also supplied by Delta Recycling Corp. through its hauling operations. The reclaimed recyclables are shipped to end user markets for re-use. Delta Recycling Corp. also operates a solid waste disposal service to collect and transport materials for the industry segment. Delrock Management Corp. owns real estate used in conjunction with the Company's operations. Eastern Recycling, Inc. has been inactive throughout 1997 and 1998. Delta Resources Corp. commenced operations in February 1999 as the operator of a construction and demolition debris landfill in Titusville, Florida.

                  CONCENTRATION OF CREDIT RISK

         Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of accounts receivable. The Company's policies do not require collateral to support accounts receivable. However, because of the diversity and credit worthiness of individual accounts which comprise the total balance, management does not believe that the Company is subject to any significant credit risk.

         The Company routinely maintains cash balances with one bank under limits insured by the Federal Deposit Insurance Corporation (FDIC). At December 31, 1998, the Company's cash balance with this bank did not exceed the FDIC insured limit. At December 31, 1997, the Company's cash balance exceeded the FDIC insured limit by approximately $15,000. There is off-balance sheet risk to the extent that outstanding checks, when added to the cash balance, exceed the limit insured by the FDIC. The Company also maintains cash in a money market account with an investment fund company. The Company has not experienced any losses in such accounts and believes they are not exposed to any significant credit risk on cash.

                  FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's receivables and payables are current and on normal terms and, accordingly, are believed by management to approximate fair value. Management also believes that notes payable, long-term debt and capital lease obligations approximate fair value when current interest rates for similar debt securities are applied.

                  PROPERTY AND EQUIPMENT

         Property and equipment are carried at cost. Depreciation is provided on the straight-line and accelerated methods over the following estimated useful lives:

                                                                        YEARS
                                                                        -----
               Machinery and equipment.............................      5-10
               Office furniture and equipment......................       5
               Structures and improvements.........................      5-39

         Maintenance, repairs and renewals which neither materially add to the value of the equipment nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of equipment are included in income.

      SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND FINANCING ACTIVITIES

The Company financed equipment purchases as follows:

                                                                                           THREE-MONTH
                                                                                           PERIOD ENDED
                                                         YEAR ENDED DECEMBER 31,             MARCH 31,
                                                    -------------------------------        -------------
                                                         1998               1997               1999
                                                    -----------         -----------        -------------
                                                                                            (UNAUDITED)
Property and equipment purchased..............      $ 2,014,879         $   402,703        $   707,438
Long-term debt financing......................       (1,445,297)           (244,202)          (694,420)
                                                    -----------         -----------        -----------

Capital expenditures..........................      $   569,582         $   158,501        $    13,018
                                                    ===========         ===========        ===========


During 1998, the Company received capital contributions and its subsidiaries purchased treasury stock as follows:

Capital contributions..............................................      $   411,000
Expenditures for treasury stock of subsidiaries....................          (66,840)
                                                                         -----------

Net proceeds from capital contributions............................          344,160
Debt issued to purchase treasury stock of subsidiaries ............         (136,960)
                                                                         -----------

Net capital contributed............................................      $   207,200
                                                                         ===========


        PRO FORMA INFORMATION (UNAUDITED)

The statements of operations present pro forma information (unaudited) of income tax expense which would have been recorded had STAR SERVICES GROUP, INC.'s subsidiaries been taxable corporations based on the tax laws in effect during the period and the resultant pro forma effect on net income (loss) and earnings
(loss) per share.

2.       LONG-TERM DEBT

         Long-term debt consists of the following:

                                                                            DECEMBER 31,                 MARCH 31,
                                                                    -----------------------------       -----------
                                                                       1998              1997              1999
                                                                    -----------       -----------       -----------
         Notes payable to various financial institutions in
         monthly installments totalling $33,469 in 1998
         and $7,677 in 1997, including interest ranging
         from 5.9% to 11.4%. The notes mature in April
         2001 through November 2007. The notes are
         secured by machinery and equipment.................        $ 1,211,517       $   242,331       $ 1,046,138

         Mortgage payable to an individual in monthly
         installments of $5,455, including interest at 8%,
         through August 2003...............................             337,387                 -           286,988

         Notes payable to individuals in monthly
         installments totalling $3,639, including interest at
         7%. The notes mature in September 2001 through
         November 2003 and are personally guaranteed by
         the Company's majority shareholders................            133,260                 -            87,111
                                                                    -----------       -----------       -----------

                                                                      1,682,164           242,331         1,420,237

         Less current portion..............................             365,265            22,102           499,223
                                                                    -----------       -----------       -----------

                                                                    $ 1,316,899       $    20,229       $   921,014
                                                                    ===========       ===========       ===========

         Maturities of long-term debt are as follows:

           1999.................................................    $  365,265
           2000.................................................       414,234
           2001.................................................       344,676
           2002.................................................       222,213
           2003.................................................       138,731
           Thereafter...........................................       197,045
                                                                    ----------
                                                                    $1,682,164
                                                                    ==========


3.       NOTES PAYABLE

         Notes payable represent uncollateralized, non-interest bearing loans made to the Company by related parties. The notes are payable on demand.


4.       LOANS FROM SHAREHOLDERS

         Loans from shareholders represent uncollateralized, non-interest bearing advances to the Company, payable on demand.

5.       SHAREHOLDERS' EQUITY

                  COMMON STOCK

         As described in Note 1, on February 4, 1999, Star Services Group, Inc. issued 5,000,000 shares of common stock to acquire all of the issued and outstanding shares of the Subsidiaries. Prior to that date, and throughout 1998 and 1997, all of the companies were under common control. As a result, the business combination has been accounted for as a recapitalization. The capital structure for all periods has been retroactively restated to give effect to the business combination and the capital structure of STAR SERVICES GROUP, INC.

                  PREFERRED STOCK

         The Company's articles of incorporation provide that the Company may authorize the issuance of up to 5,000,000 shares of preferred stock. The preferred stock may be issued in series from time to time with such designations, rights, preferences and limitations as the Company's Board of Directors may determine by resolution.


6.       COMMITMENTS AND CONTINGENCIES

                  LEASE AGREEMENTS

         From inception through October 1998, the Company maintained its offices on the site of the 50-acre material recovery facility described in the following paragraph. During November 1998 through January 1999, the Company leased its offices on a month-to-month basis. Effective February 1, 1999, the Company entered into an operating lease for its office facilities. The lease is for a three-year period ending January 2002 with an option to extend the lease for an additional three years.

         The Company leases a total of approximately 80 acres of land under operating leases on which it operates its two material recovery facilities. The Company is leasing approximately 50 acres for a five-year period ending in June 2002 at a monthly rental of $8,333. The lease provides for an option to renew the lease for a second five-year term. The Company also leases approximately 30 acres for a one-year period ending August 1999, with a one-year option to renew. The lease also provides for the option to purchase the facility for $4,000,000. Rent expense under the above office and facilities leases totalled $154,610 for the year ended December 31, 1998.

         Effective February 15, 1999, Delta Resources Corp. entered into an operating lease for approximately 90 acres of land which include a 48-acre construction and demolition landfill in Titusville, Florida. Under the terms of the 18-month agreement, the monthly rental is $4,000 for the first four months and $8,000 per month thereafter. During the term of the lease, the Company is to pursue certain environmental permits, wetland issues and zoning. In the event that the Company exercises its option to purchase the property (as described in Note 7), $4,000 of each $8,000 payment made shall be applied against the $600,000 purchase price. If the aforementioned permits and licenses have not been received, the Company has the option to renew the term of the lease for an additional 18-month period. Rent during the renewal period shall not be applied to the purchase price.

         During 1998, the Company commenced leasing four of its trucks from a financing corporation under operating leases, which expire in various months of 2003. The Company has the option to purchase the trucks and trailers for the fair market value at the expiration of the lease term. Lease expense under these operating leases for the year ended December 31, 1998 was $47,372.

                  MINERAL EXTRACTION AGREEMENT

         Eastern Recycling, Inc. entered into a mineral extraction agreement, dated October 10, 1997, and amended May 26, 1998, whereby Eastern Recycling, Inc. has the exclusive right to excavate, dredge, mine and remove all sand products in and from a 24.1 acre lake area located in Pompano Beach, Florida.

         The parties in the contract, through Eastern Recycling, Inc., will conduct the mining production and sale of screened mason sand, its by-products, lawn sand, stabilizer and fill for sale to third parties.

         The agreement includes the lease of approximately 6.5 acres of land adjoining the lake area. Under the terms of the agreement, the Company is obligated to pay a royalty of 15% of gross sales price for all minerals and materials extracted, or $.50 per ton, whichever is greater. Such royalty payments shall not be less than $2,500 per month. Such payments commenced in July 1998.

         Royalty and rent payments under the mineral extraction agreement totalled $15,000 for the year ended December 31, 1998.

                  FUTURE MINIMUM PAYMENTS

         The minimum future payments under the above lease and mineral extraction agreements are as follows:

             YEAR ENDING                         OPERATING                        MINERAL
             DECEMBER 31,                       FACILITIES       EQUIPMENT       EXTRACTION
             ----------------------------       ----------       ---------       ----------
             1999........................        $ 354,202       $  78,921        $  30,000
             2000........................          190,085          78,921           30,000
             2001........................          131,724          78,921           30,000
             2002........................           52,655          78,921           30,000
             2003........................                -          47,863           30,000
             Thereafter..................                -               -          120,000
                                                 ---------       ---------        ---------

                                                 $ 728,666       $ 363,547        $ 270,000
                                                 =========       =========        =========

                  GOVERNMENT REGULATION

         Substantially all of the Company's operations are subject to federal, state and local regulations relating to the disposition of environmentally-sensitive waste. Compliance with these provisions has not had, nor does the Company expect such compliance to have, any material effect upon the capital expenditures, net income, financial condition or competitive position of the Company. Management believes that its current practices and procedures for the control and disposition of such wastes comply with applicable federal, state and local requirements.


7.       INCOME TAXES

         During 1998 and 1997, the Subsidiaries elected to be treated as S Corporations under the provisions of the Internal Revenue Code and similar provisions of state tax laws. As S Corporations, the net income or loss of the Subsidiaries was reportable by the shareholders who were responsible for any income taxes thereon. Therefore, no provision for income taxes on income has been included in these financial statements. STAR SERVICES GROUP, INC.'s acquisition of the Subsidiaries in 1999 automatically terminated their S Corporation elections.

8.       SUBSEQUENT EVENTS

                  PRIVATE PLACEMENT

         During February 1999, STAR SERVICES GROUP, INC. commenced a private placement under which it is offering up to 1,500,000 shares of its $.01 par value common stock at a purchase price of $2.00 per share. Under the terms of the offering, 500,000 shares will be offered on a "best efforts, all-or-none" basis and up to an additional 1,000,000 shares on a "best efforts" basis. The Company may sell up to an additional 500,000 shares solely to cover over-allotments. The subscription period will end on April 30, 1999 unless (i) extended by the Company for a period of up to an additional 60 days, (or 90 days if the over-allotment option is exercised) or (ii) terminated earlier, at any time, by the Company in its sole discretion. If all of the 2,000,000 shares are sold, including the over-allotment, the Company estimates receiving net proceeds of approximately $3,900,000. The Company anticipates using such net proceeds to fund potential acquisitions, for debt repayment and for working capital. As of March 31, 1999, $2,935,000 of proceeds from the Private Placement had been received.

                  PLANNED MERGER

         The Company is negotiating to acquire a controlling interest in a publicly-held shell corporation. Under the terms of the proposed merger agreement, the shell corporation, which has 1,000,000 common shares outstanding, would issue approximately 7,000,000 unregistered shares of its common stock in exchange for all of the outstanding common stock of STAR SERVICES GROUP, INC. It is estimated that STAR SERVICES GROUP, INC. will have approximately 7,000,000 shares outstanding after the completion of the Private Placement described above. As a result of the proposed transaction, the shareholders of STAR SERVICES GROUP, INC. would receive approximately 88% of the public shell corporation, thereby effecting a change in control of the public entity.

         Such business combination would be accounted for as a reverse acquisition. Under the accounting rules for a reverse acquisition, STAR SERVICES GROUP, INC. is considered the acquiring entity. As a result, historical financial information for periods prior to the date of the transaction would be those of STAR SERVICES GROUP, INC.

                  ACQUISITION AGREEMENT

         During February 1999, the Company entered into an agreement to acquire the operations of a landfill operation in Titusville, Florida. In connection therewith, the Company entered into an operating lease for the landfill, as described in Note 5. In addition, the Company entered into an option to purchase the landfill, including licenses and permits and a noncompete agreement with the owner, for $600,000. Such option expires July 31, 2000, but may be renewed for an additional year if the operating lease agreement is renewed. In the event that the option to purchase is exercised, consideration shall include a $500,000 mortgage payable every other month over a ten-year period in installments of $11,577 including interest at 7%. In addition, the Company entered into a consulting agreement with the owner of the landfill to provide consulting services to the Company for a three-year period in exchange for a prepaid consulting fee of $100,000.

              [Alternate page for Selling Shareholder Prospectus]

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                      SUBJECT TO COMPLETION JULY ___, 1999

                                   PROSPECTUS

                                8,000,000 SHARES

                                  COMMON STOCK

                            STAR SERVICES GROUP, INC.
                             (A FLORIDA CORPORATION)

         Star Services Group, Inc. is a regional, integrated solid waste services company that presently provides solid waste collection, transfer, disposal and recycling services in south and central Florida.

         This prospectus includes 8,000,000 shares that have been registered for resale pursuant to rights granted to the shareholders of the Company. Of these 8,000,000 shares, 2,000,000 were issued by the Company in a private placement in May 1999. See "Selling Shareholders." We will receive none of the proceeds from the sale of these 8,000,000 shares, but will pay the expenses for their registration.

         Concurrently with this offering, the Company is registering 12,000,000 shares of common stock to be offered and issued from time to time in connection with future acquisitions of other businesses or properties.

         The selling shareholders may offer, from time to time, all of their respective shares included in this offering. Since the shares are being offered on a delayed or continuous basis under Rule 415 of the Securities Act of 1933 we cannot provide information about the price of the shares or proceeds to the selling shareholders.

         The selling shareholders and any brokers or dealers acting on their behalf may be deemed underwriters under the Securities Act, in which case commissions paid to the brokers may be deemed underwriting commissions under the Securities Act.

         We cannot assure that any of the shares being offered by this prospectus will be sold.

         Our stock trades on Nasdaq's OTC Bulletin Board (R) under the symbol "SSVC." On July 14, 1999, the closing bid price of the stock was $6 1/4.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

                     PROSPECTUS DATED _______________, 1999

              [Alternate page for Selling Shareholder Prospectus]


                                 USE OF PROCEEDS

         We will not receive any of the proceeds of the offering of the 8,000,000 shares by the selling shareholders.

              [Alternate page for Selling Shareholder Prospectus]

                                    DILUTION

         The 8,000,000 shares offered by the selling shareholders are validly issued, fully paid and nonassessable shares of the Company's common stock. The sale of those 8,000,000 shares will not dilute current equity positions.

              [Alternate page for Selling Shareholder Prospectus]

                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table and footnotes set forth certain information regarding the ownership of Star Services' common stock as of July 15, 1999, and as adjusted to reflect the sale of the shares offered by the Company and the selling shareholders of the shares being registered hereunder by (i) persons known by the Company to beneficially own 5% or more of the outstanding shares of common stock, (ii) each of the Company's executive officers, (iii) each director of the Company and (iv) all current officers and directors as a group.




                                                                                                  PERCENT OF SHARES
                                                                              NUMBER OF              OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                         SHARES OWNED           STOCK OWNED
------------------------------------                                         ------------           -----------




                                                                                                  PERCENT OF SHARES
                                                                              NUMBER OF              OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                         SHARES OWNED           STOCK OWNED
------------------------------------                                         ------------           -----------

Casagrande, Jack R.                                                            700,000                  8.8
  16224 NW 82nd Place
  Miami, FL 33016

Casagrande, Rocco                                                              531,250                  6.7
  62 E. Mall Drive
  Melville, NY 11747




                                                                                                  PERCENT OF SHARES
                                                                              NUMBER OF               OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                        SHARES OWNED             STOCK OWNED
------------------------------------                                        ------------          -----------------

Phillip Foreman                                                                   0                        0
c/o Star Services Group, Inc.
2075 North Powerline Road
Pompano Beach, FL 33069

Greene, Charles                                                               1,100,000                 13.8
  910 NW 116th Terrace
  Plantation, FL 33325



                                                                                                  PERCENT OF SHARES
                                                                              NUMBER OF               OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                        SHARES OWNED             STOCK OWNED
------------------------------------                                        ------------           -----------

Richard Loss
  c/o Star Services Group, Inc.
  2075 N. Powerline Road
  Pompano Beach, FL 33069

Marzano, Angelo                                                                287,500                  3.6
  10476 SW 52nd Street
  Cooper City, FL 33328

Marzano, Frank                                                               1,100,000                 13.8
  30 Blueberry Court
  Melville, NY 11747




                                                                                                 PERCENT OF SHARES
                                                                              NUMBER OF              OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                        SHARES OWNED            STOCK OWNED
------------------------------------                                        ------------         -----------------

Marzano, Patrick                                                              1,100,000                13.8
  Sea Ranch Club C
  4900 N. Ocean Blvd., #821
  Ft. Lauderdale, FL 33306

Roberts, Thomas                                                                  10,000                  *
  5386 NW 108th Way
  Coral Springs, FL 33076



                                                                                                PERCENT OF SHARES
                                                                             NUMBER OF              OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                                        SHARES OWNED           STOCK OWNED
------------------------------------                                        ------------        -----------------

Weiss, Samuel                                                                  16,000                   *
  1197 E. Broadway
  Hewlett, NY 11557

All current executive officers and
  directors as a group (10 persons)                                          4,844,750                 61.0%


------------------

* Less than 1%.

                              PLAN OF DISTRIBUTION

         Any distribution of the shares offered by the Selling Shareholders, or by pledgees, donees, transferees or other successors-in-interest, may be effected from time to time in one or more of the following transactions (which may involve crosses or block transactions): (i) on the NASD OTC Bulletin Board (or on such other national stock exchanges or over-the-counter market on which the Common Stock may be listed from time to time) in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who will acquire the Selling Shareholders' shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent, (ii) in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in negotiated transactions, or dispositions for value by any Selling Shareholder to its partners or members (provided, however, that any dispositions to affiliates are subject to the restrictions for future sale described in "Shares Eligible for Future Sale"), (iii) through the issuance of securities by issuers other than the Company convertible into, exchangeable for, or payable in such shares (whether such securities are listed on a national securities exchange or otherwise) or (iv) through the writing of options on the shares (whether such options are listed on an options exchange or otherwise) other transactions requiring delivery of the shares or the delivery of the shares to close out a short position. Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. See "Selling Shareholders."

         The Selling Shareholders and any such underwriters, brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act.

         Underwriters participating in any offering made pursuant to this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

                                    PART II.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission Registration Fee..........................................    $ 27,800
Legal Fees and Expenses......................................................................      85,000
Accounting Fees and Expenses.................................................................      50,000
Fees and Expenses (including Legal Fees) for qualifications under State Securities Laws......       5,000
Registrar and Transfer Agents Fees and Expenses..............................................         500
Miscellaneous................................................................................      10,000
                                                                                                 --------
    Total....................................................................................    $181,300
                                                                                                 ========

         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law whether now or hereafter. The Registrant has entered or will enter into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

         None.

ITEM 16.   EXHIBITS.

          3.1        -      Articles  of Incorporation of the Company.
          3.2        -      Bylaws of the Company.
          5          -      Opinion of Greenberg Traurig, P.A.[to be filed by amendment]
         10.1        -      1999 Stock Option Plan. [to be filed by amendment]
         10.2        -      Employment Agreement between the Company and Thomas Roberts.
         10.3        -      Asset Sale Agreement between the Company and Industrial Waste Services.
         10.4        -      Asset Purchase and Real Estate Acquisition Agreement dated May 1999 among
                            Delta Resources Corp., Holmes Dirt Services, Inc. and William Holmes and
                            Judith Holmes.
         10.5        -      Lease Agreement dated February 1, 1999 between JMA Investment, Inc. and Delta
                            Recycling Corp.
         21.1        -      Subsidiaries of the Registrant.
         23.1        -      Consent of Horton & Company.
         23.2        -      Consent of Greenberg Traurig, P.A. (Included in Exhibit 5).
         24.0        -      Reference is made to the Signatures section of this Registration
                            Statement for the Power of Attorney contained therein.
         27          -      Financial Data Schedule [to be filed by amendment]

ITEM 17.   UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Articles of Incorporation and By-Laws of the Registrant and the laws of the State of Florida, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4)      The undersigned registrant hereby undertakes that:

                           (i) For purposes of determining any liability under
                  the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                           (ii) For the purpose of determining any liability
                  under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach, State of Florida on this ____th day of July, 1999.

                                   STAR SERVICES GROUP, INC.


                                   By:
                                      -----------------------------------------
                                      Jack R. Casagrande, Chairman of the Board
                                      and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Jack R. Casagrande and Patrick F. Marzano his true and lawful attorney-in-fact, who acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents to be filed in connection therewith, including any registration statement pursuant to Rule 462 under the Securities Act, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                                 TITLE                                   DATE
-----------------------------                -------------------------------------------------       -------------

-----------------------------                Chairman of the Board and Chief Executive Officer       July __, 1999
Jack R. Casagrande                           (Principal Executive Officer)

-----------------------------                President and Director                                  July __, 1999
Patrick F. Marzano

-----------------------------                Chief Financial Officer (Principal Financial and        July __, 1999
Richard Loss                                 Accounting Officer)

-----------------------------                Director                                                July __, 1999
Phillip Foreman

-----------------------------                Vice President, Environmental Compliance and            July __, 1999
Thomas R. Roberts                            Director


-----------------------------                Director                                                July __, 1999
Frank P. Marzano



-----------------------------                Director                                                July __, 1999
Rick Casagrande



-----------------------------                Director                                                July __, 1999
Samuel G. Weiss